SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☒	Definitive proxy statement

☐	Definitive additional materials

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Aon plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Summary	1

Proposal 1—Election of Directors	8
Director Nominee Bios	9
Corporate Governance	15
Security Ownership of Directors and Executive Officers	22
Principal Holdings of Voting Securities	23

Proposal 2—Advisory Resolution on Executive Compensation	24
Compensation Discussion and Analysis	25
Compensation Committee Report	39
Executive Compensation	40

Report of the Audit Committee	61

Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	63

Proposal 4—Re-appointment of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	64

Proposal 5—Authorization of the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor’s Under Irish Law	64

Other Information	65

Questions and Answers About the 2022 Annual General Meeting and Voting	68

Notice of Annual General Meeting of Shareholders

Friday, June 17, 2022 9:00 a.m. Irish Standard Time	Ten Earlsfort Terrace Dublin 2 Ireland

We are pleased to invite you to join the board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc (“Aon” or the “Company”) annual general meeting of shareholders (the “Annual Meeting”) scheduled for Friday, June 17, 2022 at 9:00 a.m. Irish Standard Time.

Items of Business:

1.	By separate resolutions, to elect the 11 director nominees described in the proxy statement.

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2022.

4.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.

Shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting by one of the methods described on pages 68-69 of the proxy statement. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.meetnow.global/MCW6V7D, as further described on pages 70-71of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. We intend to hold the Annual Meeting in person. However, we continue to monitor the COVID-19 pandemic; we are sensitive to the public health and travel concerns our shareholders may have and the protocols that various jurisdictions may impose. In the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication. We would publicly announce any such changes and how to participate in the meeting by press release and a filing with the Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with SEC rules and requirements. Please monitor our Annual Meeting website at www.envisionreports.com/AON for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2021 (including the reports of the directors and the Irish statutory auditor thereon) and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 14, 2022 can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on his or her behalf by any of the procedures set out below and on pages 68-69 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company using one of such procedures no later than 5:00 pm (Irish Standard Time) on June 16, 2022, the proxy deadline.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 17, 2022

The proxy statement, our Annual Report for the fiscal year ended December 31, 2021 and our Irish financial statements are available at www.envisionreports.com/AON. This notice and proxy statement are first being mailed or made available to shareholders on or about April 29, 2022.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 29, 2022

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 14, 2022 can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.envisionreports.com/AON and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-652-VOTE (8683)

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Our Board’s Recommendation
Proposal 1. Resolutions Regarding the Election of Directors (page 8) The 11 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.	FOR each nominee

Proposal 2. Advisory Resolution on Executive Compensation (page 24)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when making future executive compensation decisions.

FOR

Proposal 3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 63)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered accounting firm is in the best interests of the Company and its shareholders.

FOR

Proposal 4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 64)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

Proposal 5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 64)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

2022 Aon Proxy Statement        1

Our Company and 2021 Highlights

In 2021, we delivered positive performance across each of our key metrics. We returned nearly $4 billion of capital to shareholders through share repurchases and dividends, highlighting our strong cash flow generation and effective allocation of capital.

In assessing our performance, we focus on four metrics that are not recognized under U.S. generally accepted accounting principles (“GAAP”) that we communicate to shareholders: organic growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share, and increased free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“Our colleagues delivered an outstanding finish to a very strong year. These results are a direct outcome of our Aon United strategy. We’re accelerating innovation, with a focus on developing and scaling proven solutions to serve new and existing clients. This gives us confidence in our ability to build even greater momentum in 2022.”

Greg Case, CEO

The following is a summary of our 2021 performance across GAAP metrics, as well as the four non-GAAP metrics outlined above:

•

Total revenue growth was 10% and organic revenue growth was 9% compared to 2020, reflecting strength in both the core and more discretionary portions of our business, including outstanding double-digit growth in two of our four solution lines.

•	Operating margin was 17.1% and adjusted operating margin was 30.1%, which reflects record adjusted operating margin driven by revenue growth outpacing expense growth and investments.

•

Earnings per share was $5.55 and adjusted diluted earnings per share was $12.00, reflecting strong operational performance and effective capital management, highlighted by $3.5 billion of share repurchases during 2021, and a favorable impact from foreign currency translation.

•

Cash flow from operations was $2,182 million and free cash flow was $2,045 million, reflecting a decrease in cash flow from operations of $601 million, or 22%, and a decrease in free cash flow of $597 million, or 23%, compared to 2020, primarily due to a $1 billion termination fee payment and additional payments related to terminating the combination with Willis Towers Watson, partially offset by strong revenue growth.

2        2022 Aon Proxy Statement

The Aon Story: Our Colleagues, Culture and ESG

Culture

Our purpose is to shape decisions for the better – to protect and enrich the lives of people around the world. As colleagues, we are committed as one firm to our purpose, united through trust as one inclusive, diverse team, and passionate about making our colleagues and clients successful. We deliver for our colleagues by helping our colleagues achieve their full professional potential and we deliver for our clients by helping them protect and grow their businesses.

At Aon, we continue to relentlessly focus on building a sustainable culture of colleague wellbeing – that includes a focus on colleague physical health and safety, mental health and wellness, professional development and growth, and our smart working strategy. We stand by and support our colleagues as we continue to navigate and weather volatile circumstances in our world.

Inclusion and Diversity

Following the July 2021 termination of the proposed Willis Towers Watson combination, we announced the new Aon Executive Committee under the leadership of our CEO Greg Case. Forty-five percent of the members of our Aon Executive Committee leadership are female. The Inclusion and Diversity Sub-Committee of our Board of Directors met regularly with senior management throughout 2021 on Aon’s inclusion and diversity initiatives and progress across the regions in the areas of recruitment, education, representation, and promotion. We are committed to improving diversity at Aon at all levels of our organization and have published our workforce diversity data in our Annual Report on Form 10-K for the year ended December 31, 2021. Our 2021 EEO-1 Employer Information Report will be available on our website www.aon.com.

ESG and Risk

Management of environmental, social and governance (ESG) risks is an increasingly important priority for our clients. We partner with our clients in offering solutions designed to address and manage ESG issues for our clients. As a professional services firm, Aon’s management and oversight of social and human capital risk is a priority. The Board (or through its committees) regularly reviews and discusses people-related risks, including colleague satisfaction and engagement survey results, pay equity, colleague well-being, succession planning, employment law matters, and ethics hotline complaints. In 2020, the Board formed the Inclusion & Diversity Sub-Committee of the Governance/Nominating Committee to enhance the Board’s oversight of the Company’s inclusion and diversity strategies and initiatives. In 2021, Aon announced its commitment to achieve net-zero greenhouse gas emissions by 2030 in alignment with science-based targets.

2022 Aon Proxy Statement        3

Board of Directors Composition

In February 2022, we announced that General Richard Myers will be retiring from our Board effective at the Annual Meeting. Upon General Myers’ retirement, our Board will be composed of 11 directors, 10 of whom are independent, including the Board Chair. It is a priority of the Governance/Nominating Committee to continue to identify candidates for the Board of Directors who have diverse backgrounds and bring fresh perspectives to the Board. In addition, the Governance/Nominating Committee advises the Board on refreshment of committee assignments and leadership. Beginning in June 2022, Jeff Campbell will serve as Chair of the Audit Committee and Cheryl Francis will serve as chair of the Inclusion & Diversity Sub-Committee. For more information on committee assignments and leadership taking effect in June 2022, please see pages 9-14.

4        2022 Aon Proxy Statement

Directors

Name	Age	Director Since	Current Committee Membership**	Other Boards†
Lester B. Knight, Chair*	63	1999	Executive Committee - Chair Governance/Nominating Committee - Chair Inclusion & Diversity Sub-Committee - Chair	—
Gregory C. Case, CEO	59	2005	Executive Committee Inclusion & Diversity Sub-Committee	1
Jin-Yong Cai*	62	2016	Finance Committee Organization and Compensation Committee	1
Jeffrey C. Campbell*	61	2018	Audit Committee Organization and Compensation Committee	1
Fulvio Conti*	74	2008	Audit Committee Executive Committee Finance Committee - Chair Governance/Nominating Committee	1
Cheryl A. Francis*	68	2010	Finance Committee Organization and Compensation Committee	2
J. Michael Losh*	75	2003	Audit Committee - Chair Executive Committee Finance Committee Governance/Nominating Committee	1
Richard B. Myers*	80	2006	Audit Committee Compliance Sub-Committee Organization and Compensation Committee	1
Richard C. Notebaert*	74	1998	Executive Committee Finance Committee Governance/Nominating Committee Inclusion & Diversity Sub-Committee Organization and Compensation Committee - Chair	—
Gloria Santona*	71	2004	Audit Committee Compliance Sub-Committee - Chair Governance/Nominating Committee Inclusion & Diversity Sub-Committee	—
Byron O. Spruell*	57	2020	Audit Committee Governance/Nominating Committee Inclusion & Diversity Sub-Committee	—
Carolyn Y. Woo*	68	1998	Audit Committee Compliance Sub-Committee Organization and Compensation Committee	—

* Independent Director

** For information regarding committee memberships and chair assignments as of June 16, 2022, see pages 9 – 14.

† Number of other public company boards

2022 Aon Proxy Statement        5

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of all directors	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

11 of 12 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Formation of Inclusion & Diversity Sub-Committee

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

2021 Executive Compensation Highlights

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth.

Leadership Performance Program. For each of our named executive officers (“NEOs”), the majority of his or her target compensation opportunity awarded in 2021 consisted of a long-term, performance-based grant under our Leadership Performance Program (“LPP”). In early 2022, we settled performance share units granted to our NEOs in 2019 under our fourteenth LPP cycle (“LPP 14”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted diluted earnings per share of at least $25.98 (threshold performance) over the performance period from January 1, 2019 to December 31, 2021, and reflects achievement of adjusted diluted earnings per share of $30.98, which exceeded the stretch performance level adjusted diluted earnings per share of $29.71. Also in 2021, we granted performance share units under our sixteenth LPP cycle (“LPP 16”) to each of our NEOs, which are expected to be settled in 2024 contingent upon the Company’s adjusted diluted earnings per share performance over the January 1, 2021 to December 31, 2023 performance period.

Annual Incentive Compensation. Annual incentive bonuses paid to our NEOs reflected our application of the incentive pool funding guidelines adopted by the Organization and Compensation Committee (the “Compensation Committee”), as well as the committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. The incentive pool funding guidelines included both a comparison of current year adjusted operating income results against the prior year and a new People & Culture component for 2021, which assessed the Company’s progress on inclusion and diversity objectives. Target annual incentive opportunities for our NEOs for 2021, as a percentage of base salary, remained flat year over year. Once determined, annual incentives to our NEOs (other than Mr. Case) were paid 65% in the form of cash and 35% in the form of time-vested restricted share units in order to provide value to our executives that is tied to the long-term performance of the Company. Mr. Case’s annual incentive was paid 65% in the form of cash and 35% in the form of performance share units under our seventeenth LPP cycle, as a further tie to the long-term performance of the Company. Annual incentive bonuses for 2021 were paid to our NEOs in early 2022 following the Company’s achievement of adjusted operating income of $3,673 million.

6        2022 Aon Proxy Statement

Compensation-Related Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for senior executives and directors	Clawback and forfeiture provisions in the event of financial restatements, fraud, or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation programs, policies and practices	Inclusion & Diversity performance metric for determining executive annual incentives	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents on unvested performance share awards	Effective balance between differentiated short-term and long-term performance factors and incentives

2022 Aon Proxy Statement        7

Proposal 1–Resolutions Regarding the

Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The 11 current members of the Board named below are standing for election, in each case to serve until our 2023 annual general meeting.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual general meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board or the Board may reduce its size.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her earlier resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 directors, and the number of directors was most recently set by the Board at 12. Richard B. Myers has decided to retire from the Board effective at the Annual Meeting. Following General Myers’ retirement, the Board expects to reduce the size of the Board to 11.

Each of the 11 nominees for director will be elected by the vote of a majority of the votes cast with respect to such nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee. Unless an executed proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles:

Lester B. Knight	J. Michael Losh
Jeffrey C. Campbell	Richard C. Notebaert
Gregory C. Case	Gloria Santona
Jin-Yong Cai	Byron O. Spruell
Fulvio Conti	Carolyn Y. Woo
Cheryl A. Francis

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, and diversity. We believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and management.

8        2022 Aon Proxy Statement

Director Nominee Bios

Lester B. Knight Director since 1999 Age: 63 Committees:* • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • Inclusion & Diversity Sub-Committee

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and a director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992 and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August 2008. He is a life director of NorthShore University HealthSystem and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications: Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment experience provides the Board with executive leadership and oversight experience. Mr. Knight provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth and oversight.

Gregory C. Case Director since 2005 Age: 59 Committees:* • Executive Committee • Inclusion & Diversity Sub-Committee * Committee membership and chair assignments effective June 16, 2022.

Mr. Case has served as Chief Executive Officer and director of Aon since April 2005. He also served as President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey & Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a director of Discover Financial Services.

Skills & Qualifications: As Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s 50,000 colleagues serving clients across Risk, Health, and Wealth solutions lines and his intimate knowledge of Aon’s business and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, bring critical industry perspective to the Board.

2022 Aon Proxy Statement        9

Jin-Yong Cai Director since 2016 Age: 62 Committees:* • Finance Committee • Organization and Compensation Committee

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm. Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation, Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the World Bank Group. Mr. Cai is a director of PetroChina Company Limited.

Skills & Qualifications: Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region enhance the Board’s global perspectives. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

Jeffrey C. Campbell

Director since 2018

Age: 61

Committees:*

• Audit Committee (Chair)

• Executive Committee

• Organization and Compensation Committee

* Committee membership and chair assignments effective June 16, 2022.

Mr. Campbell is currently the Executive Vice President and Chief Financial Officer at American Express, a position he has held since July 2013. From 2004 to 2013, Mr. Campbell served as the Executive Vice President and Chief Financial Officer at McKesson Corporation. Prior to his time at McKesson Corporation, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. He serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation.

Skills & Qualifications: Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of diverse talent provide the Board and its committees with valuable management perspective, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

10        2022 Aon Proxy Statement

Fulvio Conti Director since 2008 Age: 74 Committees:* • Finance Committee (Chair) • Audit Committee • Executive Committee • Governance/Nominating Committee

Mr. Conti served as Chairman of TIM SpA, a leader in the telecommunications market from May 2018 to September 2019. He served as Chief Executive Officer and General Manager of Enel SpA, Italy’s largest power company, from May 2005 to May 2014. From 1999 until 2005, he served as Chief Financial Officer of Enel. Mr. Conti has a financial and industrial career spanning over 40 years. From 1970 to 1990, he held many roles at Mobil Oil Corporation in Italy and other countries, including as Chief Financial Officer of Mobil Oil Europe and Chief Operating Officer of Mobil Plastics Europe. From 1991 to 1995, Mr. Conti was Chief Financial Officer of Montedison-Compart, SpA. Prior to joining Enel, SpA, he was the Chief Financial Officer and general manager of Ferrovie dello Stato SpA and Telecom Italia SpA. Mr. Conti currently serves as Chairman of Innova Italy Srl, Chairman of SGI SpA (Societa’ Gasdotti ltalia SpA), and chairman of Fondo Italiano Efficienza Energetica (FIEE SGR SpA). Mr. Conti previously served as a non-executive director of Barclays plc, RCS Mediagroup and director of the Italian Institute of Technology as well as Unidad Editorial SA. Mr. Conti served as a director of the National Academy of Santa Cecilia stepping down from his position in 2014. In 2009, he was appointed “Cavaliere del Lavoro” of the Italian Republic and in December of that year he became “Officier de la Légion d’Honneur” of the French Republic.

Skills & Qualifications: Mr. Conti’s background as a chief executive officer and chief financial officer of a large international energy company, his familiarity with international business and finance activities, particularly in the European Union, and his global financial and management experience bring financial expertise and global leadership to the Board. In addition, Mr. Conti’s background as a chief financial officer of a multinational utility provides a knowledgeable resource on matters relating to financial reporting and treasury. His experience has also led the Board to determine that Mr. Conti is an “audit committee financial expert” as defined by the SEC.

Cheryl A. Francis

Director since 2010

Age: 68

Committees:*

• Inclusion & Diversity Sub-Committee (Chair)

• Finance Committee

• Governance/Nominating Committee

• Organization and Compensation Committee

* Committee membership and chair assignments effective June 16, 2022.

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chair of the Corporate Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995. She was also an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until the Company’s acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications: Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, corporate governance and strategy. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on diversity and leadership development.

2022 Aon Proxy Statement        11

J. Michael Losh Director since 2003 Age: 75 Committees:* • Audit Committee • Finance Committee • Governance/Nominating Committee • Compliance Sub-Committee

From July 2004 to May 2005, Mr. Losh served as Interim Chief Financial Officer of Cardinal Health, Inc., a diversified healthcare service company. From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales, Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. Mr. Losh currently serves as a director of Amesite, Inc. He previously served as a director of Cardinal Health, Inc., Masco Corporation, H.B. Fuller Corporation, CareFusion Corporation, and Prologis, Inc.

Skills & Qualifications: Mr. Losh’s background as a chief financial officer of a large international automobile manufacturing company and a healthcare company provides the Board with an increased level of financial literacy. In addition, his role as a current and former board member of a variety of companies provides valuable perspective on matters of risk oversight, corporate governance and executive management. Mr. Losh’s experience has also led the Board to determine that Mr. Losh is an “audit committee financial expert” as defined by the SEC.

Richard C. Notebaert

Director since 1998

Age: 74

Committees:*

• Organization and Compensation Committee (Chair)

• Executive Committee

• Finance Committee

• Governance/Nominating Committee

• Inclusion & Diversity Sub- Committee

* Committee membership and chair assignments effective June 16, 2022.

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Trustee Emeritus of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of American Electric Power and Cardinal Health, Inc., and as Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications: Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation and strategic planning. In addition, Mr. Notebaert’s experience as a director of a variety of companies provides valuable perspective on matters of risk oversight, corporate governance and executive management.

12        2022 Aon Proxy Statement

Gloria Santona Director since 2004 Age: 71 Committees:* • Compliance Sub-Committee (Chair) • Audit Committee • Governance/Nominating Committee • Inclusion & Diversity Sub-Committee

Ms. Santona is currently Of Counsel at Baker McKenzie, an international law firm. Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation from 2001 to 2017 when she retired. After joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel from 2001 to 2017. She is a member of the American Bar Association, the Society for Corporate Governance and the National Society of Corporate Directors. She is a former member of the Board of Directors of the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association. She is also a member of the Board of Trustees of Rush University Medical Center and is a member of the Board of Directors of the National Immigrant Justice Center. She is a former member of the Board of Trustees of the Chicago Zoological Society and the Chicago Symphony Orchestra and the Board of Directors of The Chicago Network and the Chicago Food Depository.

Skills & Qualifications: Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise and further brings valuable perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to diversity and pro bono, and Ms. Santona’s continuing service and leadership at non-profit organizations deepens the Board’s expertise on social and governance priorities.

Byron O. Spruell

Director since 2020

Age: 57

Committees:*

• Audit Committee

• Organization and Compensation Committee

• Inclusion & Diversity Sub-Committee

* Committee membership and chair assignments effective June 16, 2022.

Mr. Spruell is the President of League Operations at the National Basketball Association, a position he has held since August 2016. Prior to joining the National Basketball Association, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees, the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation.

Skills & Qualifications: Mr. Spruell’s background in a professional services firm and as a current executive at the National Basketball Association provides the Board with valuable experience in operations management, agility, talent development, application of analytics and innovation, business continuity and colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting expertise. Additionally, Mr. Spruell’s service on non-profit boards enhances the Board’s perspectives around community engagement and social impact.

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Carolyn Y. Woo

Director since 1998

Age: 67

Committees:*

• Audit Committee

• Organization and Compensation Committee

• Compliance Sub-Committee

* Committee membership and chair assignments effective June 16, 2022.

Dr. Woo is the former President and Chief Executive Officer of Catholic Relief Services, a position she held from 2012 to 2016. From July 1997 to December 2011, Dr. Woo served as the Dean of the Mendoza College of Business at the University of Notre Dame. Dr. Woo currently serves on the Board of Directors Arabesque Partners and previously served on the Board of Directors of NiSource Industries, Inc.

Skills & Qualifications: Dr. Woo’s background as leader of a global relief organization provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments. In addition, her previous position as former dean of the business school of a large university provides leadership expertise and consensus building skills, as well as relevant management and business experience. Dr. Woo’s longstanding commitments to social and educational organizations contributes critical perspectives to the Board on corporate social responsibility.

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Corporate Governance

We are committed to continually enhancing our corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards of conduct for employees, officers and directors. The Board and its committees provide oversight of Aon’s overall performance, strategic direction, and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each standing committee of the Board and the sub-committees of the standing committees, the Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risk, including oversight of key environmental, social, and governance (“ESG”) risks, please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.
Independent Chair. We have had an independent chair Board leadership structure since 2008.

Inclusion & Diversity Sub-Committee. In 2020, the Board established the Inclusion & Diversity Sub-Committee of the Governance/Nominating Committee to help ensure focused evaluation, oversight and management of the Aon’s inclusion and diversity strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Share Ownership Guidelines. We maintain robust share ownership guidelines for our directors and senior executives.
Executive Sessions. Our independent directors meet regularly in executive sessions.

Clawback Policy and Forfeiture Provisions. Our Board has adopted an incentive repayment policy (the “Clawback Policy”) whereby the Board may cancel or require reimbursement of any cash-based incentive payments or equity-based awards received if the cash-based incentive payment or equity-based award was based on the achievement of financial results that are subsequently restated. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Board Leadership Structure

The positions of Chief Executive Officer and Chair of the Board are held by separate individuals. Lester Knight has served as the Non-Executive Chair of the Board since 2008. The position of Non-Executive Chair is independent from management. As Non-Executive Chair, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. Our Chief Executive Officer is also a member of the Board and participates in its meetings. The Board believes the separation of the positions of Chief Executive Officer and Chair is the appropriate structure at this time as it allows our Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management. The Board regularly assesses its leadership structure from time to time to ensure that the leadership structure is the most appropriate for the Company.

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Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. Our risk management program covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, and social risks. The Board oversees Aon’s risk management program and allocates certain oversight responsibilities to its committees and sub-committees, as appropriate. Each committee regularly reports to the Board on risk matters under its purview. The Board and its committees periodically review our risk management policies, processes and controls (including enterprise risk management, or “ERM”).

Management carries out the daily processes, controls, and practices of our risk management program, many of which are embedded in our operations. In addition, as part of our ERM process, management identifies, assesses, prioritizes, and develops mitigation plans for Aon’s top risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and the committees regularly analyze and discuss with management the Company’s risk landscape, ERM governance, and progress on key risk management priorities. Throughout the year, the Board and the committees review the Company’s management of risk, including but not limited to the areas of cyber security and data security, data privacy, business continuity, compliance with government regulations, financial performance, liquidity, taxes, mergers and acquisitions, and human capital management.

Cyber security, data security, and data privacy matters are an important focus of our Board’s oversight of risk. The Company’s management regularly presents (no less than twice annually) to the Audit Committee of the Board and/or the Compliance Sub-Committee of the Audit Committee regarding cyber security, data security, and data privacy matters. Our colleagues are required to complete trainings on at least an annual basis with respect to privacy and data protection. For more information on committee and sub-committee responsibilities with respect to risk oversight, please see the section titled “Board of Directors and Committees” below. In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors when invited) and are available to address any questions or concerns raised by the Board related to risk management and any other matters.

Our Board and management recognize that the full spectrum of ESG risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and dynamic commitment. The Board (or through its committees) regularly reviews the Company’s top ESG risks, including human capital management, where the full Board, the Inclusion & Diversity Sub-Committee, the Compensation Committee and the Compliance Sub-Committee oversee the Company’s management of people-related risks. For more information on Aon’s ESG efforts, please see our latest Aon Impact Report, which can be found on the Company’s website, www.aon.com. The information in the Aon Impact Report is not incorporated by reference into, and does not form part of, this proxy statement.

Director Independence

Aon’s Governance Guidelines require that a majority of directors meet the categorical independence standards adopted by the Board, which will meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”). The Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent under the categorical standards adopted by the Board, applicable legal requirements, and the rules of the NYSE. Mr. Case is considered a management director because of his position as our Chief Executive Officer. In addition, the Board has affirmatively determined that General Myers, who will retire from the Board effective as of the Annual Meeting, is independent under the categorical standards adopted by the Board, applicable legal requirements, and the rules of the NYSE.

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In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Campbell, Ms. Santona, and Mr. Spruell, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Ms. Francis, Mr. Notebaert, Ms. Santona, and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2021 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

Board of Directors and Committees

The Board met eight times in 2021 during 2021. All nominees for director who served as a director in 2021 attended at least 75% of the total meetings of the Board and the standing committees and sub-committees on which they served.

In accordance with NYSE rules and the Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Compensation Committee. The Board has also established the Compliance Sub-Committee as a standing sub-committee of the Audit Committee and the Inclusion & Diversity Sub-Committee as a standing sub-committee of the Governance/Nominating Committee.

Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions. The Executive Committee acted by unanimous written consent on four occasions in 2021.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon’s financial statements, financial reporting process and internal controls; (ii) Aon’s compliance with legal and regulatory requirements and ethics programs established by management and the Board; (iii) the engagement of Aon’s independent auditor and its qualifications, independence and performance; (iv) subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and (v) the performance of Aon’s internal audit function. The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

In 2021, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Losh, Mr. Campbell, and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

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Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Compliance Sub-Committee

In light of the breadth and number of responsibilities that the Audit Committee must oversee and the importance of the evaluation and management of risk related to Aon’s compliance programs and policies, the Board formed the Compliance Sub-Committee, a standing sub-committee of the Audit Committee. The primary responsibilities of the Compliance Sub-Committee are to: (i) oversee Aon’s implementation of compliance programs, policies and procedures that are designed to be responsive to the compliance and regulatory risks facing Aon; (ii) assist the Audit Committee in fulfilling its oversight responsibilities for Aon’s compliance and ethics programs, policies and procedures; and (iii) perform any other duties as directed by the Audit Committee or the Board. The Compliance Sub-Committee reports regularly to the Audit Committee or the Board regarding its activities.

Each member of the Compliance Sub-Committee is independent as defined in the independence standards of the NYSE. The Compliance Sub-Committee met four times during 2021.

Finance Committee

The Finance Committee is responsible for assisting the Board with monitoring and overseeing Aon’s balance sheet, including Aon’s capital management strategy, capital structure, investments, returns, and related policies. The Finance Committee also reviews certain proposed mergers, acquisitions, divestitures, and strategic and passive investments. In addition, the Finance Committee oversees the financial, investment, and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans, reviews the investment performance of non-U.S. benefit and retirement plans and reviews Aon’s major insurance programs.

Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met four times during 2021.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and: (i) identifies and recommends to the Board candidates for service on the Board; (ii) reviews and recommends the re-nomination of incumbent directors for each annual general meeting; (iii) reviews and recommends Board committee appointments; and (iv) leads the annual performance evaluation of the Board and its committees. In addition, the Governance/Nominating Committee develops and recommends the Governance Guidelines to the Board, reviews related party transactions, and annually reviews compliance with share ownership guidelines.

Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met four times during 2021.

Inclusion & Diversity Sub-Committee

In light of the importance of the evaluation, oversight, and management of Aon’s inclusion and diversity strategies and initiatives, the Board formed the Inclusion & Diversity Sub-Committee, a standing sub-committee of the Governance/Nominating Committee. The primary responsibilities of the Inclusion & Diversity Sub-Committee are to: (i) oversee management’s inclusion and diversity strategy and initiatives, including the efforts of the Company’s Global Inclusive Leadership Council; (ii) periodically review and monitor the Company’s policies and practices with respect to inclusion, diversity, and equal employment opportunity; and (iii) perform any other duties as directed by the Governance/Nominating Committee or the Board.

The Inclusion & Diversity Sub-Committee met four times during 2021.

Compensation Committee

The Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. The Compensation Committee annually reviews and determines the compensation of Aon’s executive officers, including our Chief Executive Officer, subject, in the case of the Chief Executive Officer, to the input of the other independent members of the Board. The Compensation Committee consults with our Chief Executive Officer on, and directly approves, the compensation of other executive officers, including special hiring and severance arrangements.

The Compensation Committee administers the Aon plc 2011 Incentive Plan, as amended and restated (and its predecessor plans) (the “Shareholder-Approved Plan”), including granting equity (other than awards to our Chief Executive Officer, which awards are approved by the independent members of the Board) and interpreting the

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Shareholder-Approved Plan, and has certain settlor responsibilities with respect to our other U.S. employee benefit programs. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning non-management director compensation and certain amendments to U.S. employee benefit plans and equity plans. The Compensation Committee reviews and discusses the compensation disclosures contained in the proxy statement. As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation practices, including an annual review of Aon’s risk assessment of its compensation policies and practices for its employees. The Compensation Committee also reviews and monitors the Company’s policies and practices with respect to diversity, inclusion, and equal employment opportunity, and works in coordination with the Inclusion & Diversity Sub-Committee.

Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE. The Compensation Committee met seven times during 2021. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

Other Corporate Governance Practices

Board and Committee Evaluations

Our Board engages in ongoing self-evaluation and assessment. Annually, the directors review and complete evaluations on Board effectiveness, committee performance and peer assessment. The Board retains an outside party to review the completed evaluations. Each of the committees and the full Board discuss their self-assessments in executive sessions at least annually. The Governance/Nominating Committee periodically reviews the form and process for Board and Committee self-evaluations.

CEO Succession Planning

Our Independent Board Chair oversees the Chief Executive Officer succession planning process. The Board, at least annually, discusses CEO succession planning, including emergency succession plans and process. The Board also regularly reviews and discusses senior leadership succession planning and development.

Director Selection and Shareholder Recommendations

Consistent with the Governance Guidelines, the Governance/Nominating Committee seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE.

The Board values diversity as a factor in selecting nominees to serve on the Board. In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, skills and experience in the context of the needs of the Board, diversity, including gender and racial/ethnic diversity, and international experience and perspectives. Of the 11 director nominees for election at the Annual Meeting, 2 directors are Asian, 1 director is Black and 1 director is Hispanic; 3 of the 11 director nominees are women. For more information regarding director diversity and the racial/ethnic demographics of each of our directors, see page 4 of this proxy statement. Although there is no specific policy with regard to the consideration of diversity in identifying director nominees, the Governance/Nominating Committee considers, and requests that the search firms it engages include, women and racially/ethnically diverse persons in potential director candidates for consideration by such Committee.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and sole authority to approve such search firm’s fees and other retention terms. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. This process is the same for director candidates who are recommended by our shareholders. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates.

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The Governance/Nominating Committee will consider shareholder recommendations for director candidates. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the shareholder and the proposed nominee, should be sent to the Company Secretary. Recommendations for director candidates to stand for election at the 2023 annual general meeting must be submitted in writing to the Company Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For information regarding the requirements applicable to nominations, see “Shareholder Proposals for 2023 Annual General Meeting” on page 66 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board, our independent Chair, or any of our directors by contacting the non-management directors of Aon plc, c/o the Company Secretary, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Alternatively, shareholders and other interested parties may communicate with Aon’s non-management directors or any of our directors via electronic mail to the following address: corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director upon request.

Shareholder Engagement

In 2021, we continued our focus on regularly engaging with our shareholders. During these meetings, we discussed many topics, including our corporate governance structure, our results and strategy and our corporate responsibility. We continued our conversations with our investors about our Board’s oversight of risks, including the impacts of the terminated Willis Towers Watson combination and the ongoing impacts of the COVID-19 pandemic on our business, our employees, and the broader economy. Investors were generally supportive of many of the Company’s practices and highlighted the importance of engaging with them in the future on long-term corporate strategy and corporate social responsibility initiatives. These discussions provide valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders to better understand and consider their views.

Majority Voting

The Articles require that directors be elected by majority vote in uncontested elections. In a contested election, directors will be elected by plurality vote. In addition, the Governance Guidelines provide that any incumbent director who fails to receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting in an uncontested election (and who is not otherwise removed by ordinary resolution of the shareholders) must immediately offer to tender his or her resignation to the Board. The Board will then determine, through a process overseen by the Governance/Nominating Committee, whether to accept the resignation, reject the resignation, or take other action. The Board will act on the recommendation of the Governance/Nominating Committee.

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Officer Share Ownership Guidelines. The Share Ownership Guidelines for Non-Management Directors require each non-management director to hold an investment position in Class A Ordinary Shares equal to five times the annual director retainer and provide a transition period of five years for non-management directors to achieve the requisite ownership level; provided, however, that each new non-management director is expected to hold 1,000 Class A Ordinary Shares within the first year of joining the Board. The guidelines serve to increase our non-management directors’ equity stakes in Aon and align Aon’s non-management directors’ interests more closely with those of Aon’s shareholders. Compliance with the Share Ownership Guidelines for Non-Management Directors is measured on the first trading day of each calendar year, and each non-management director was in compliance for 2021. Further information on the Officer Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis.”

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Hedging and Pledging Shares

The Board has adopted a policy prohibiting all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Clawback Policy and Forfeiture Provisions

The Board has adopted an incentive repayment policy (the “Clawback Policy”) applicable to Aon’s executive officers. Pursuant to the Clawback Policy, the Board may cancel or require reimbursement of any incentive payments or equity-based awards received if the incentive payment or equity award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount the incentive payment or equity-based award exceeded the lower amount that would have been made based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

Attendance at Annual General Meeting

The Governance Guidelines provide that directors are expected to attend the annual general meeting. All of our then-serving Board members attended our 2021 annual general meeting virtually or in person.

Certain Relationships and Related Transactions

Aon has adopted a Related Person Transaction Policy governing the review and approval of related party transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party or participant; and (ii) any director, executive officer, or holder of five percent (5%) or more of Aon’s voting securities, an immediate family member of any such person or an entity controlled by any such person or immediate family member, has a direct or indirect material interest. To facilitate the review and approval of related party transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related party transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related party transactions to determine whether to approve or ratify the transaction. There have been no related person transactions or pending related person transactions since January 1, 2021 that require disclosure pursuant to Item 404 of Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent (10%) of our Class A Ordinary Shares, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Ordinary Shares. To our knowledge, based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met in a timely manner during 2021 other than with respect to a Form 4 filed on behalf of Mr. Knight to report the purchase of shares on August 4, 2021, which was reported one day late.

Compensation Committee Interlocks and Insider Participation

During 2021, the Compensation Committee was composed of Mr. Notebaert (Chair), Mr. Cai, Mr. Campbell, Ms. Francis, General Myers and Dr. Woo. No member of the Compensation Committee was, during 2021 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2021, there were no Compensation Committee interlocks required to be disclosed.

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Security Ownership of Directors and

Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 14, 2022 by each of Aon’s directors and NEOs and by Aon’s directors, nominees and executive officers as a group. As used in this proxy statement, “beneficially owned” means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	276,346	*
Gregory C. Case[4]	1,375,526	*
Jin-Yong Cai	5,803	*
Jeffrey C. Campbell	9,741	*
Fulvio Conti	29,389	*
Cheryl A. Francis	26,414	*
J. Michael Losh	25,809	*
Richard B. Myers	27,618	*
Richard C. Notebaert	39,508	*
Gloria Santona	37,318	*
Byron O. Spruell	1,572	*
Carolyn Y. Woo	26,750	*
Other NEOs
Christa Davies	199,571	*
Eric Andersen	123,744	*
Lisa Stevens	4,258	*
Darren Zeidel	15,330	*
All directors and executive officers as a group (20 persons) [5]	2,261,322	1.06%

(1)

The directors, NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), and (5).

(2)	As of April 14, 2022, we had 212,673,907 Class A Ordinary Shares outstanding.

(3)

Includes 105,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse, 25,025 Class A Ordinary Shares owned in trusts, and 19,997 Class A Ordinary Shares owned by a family foundation of which Mr. Knight and his spouse are trustees.

(4)	Includes 282,678 Class A Ordinary Shares that are beneficially owned in trust and 393,604 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.

(5)	Includes Class A Ordinary Shares that may be acquired by vesting of restricted stock units (“RSUs”) within 60 days after April 14, 2022.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

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Principal Holders of Voting Securities

As of April 14, 2022, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	18,080,922	[2]	8.50%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	16,724,965	[3]	7.86%

The Capital Group Companies, Inc. 333 South Hope Street Los Angeles, CA 90071	15,082,615	[4]	7.09%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,390,587	[5]	6.77%

(1)	As of April 14, 2022, we had 212,673,907 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 2, 2022, pursuant to Rule 13d-1(b) of the Exchange Act. Massachusetts Financial Services Company is an investment adviser and has: (a) sole voting power as to 16,971,922 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 18,080,922 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2022, pursuant to Rule 13d-1(b) of the Exchange Act. The Vanguard Group is an investment advisor and has (a) sole voting power as to no Class A Ordinary Shares; (b) shared voting power as to 365,355 Class A Ordinary Shares; (c) sole dispositive power as to 15,819,946 Class A Ordinary Shares; and (d) shared dispositive power as to 905,019 Class A Ordinary Shares.

(4)

Based upon information contained in a Notification to Holdings, delivered by The Capital Group Companies, Inc. to the Company pursuant to the Irish Companies Act on March 18, 2022. The Capital Group Companies, Inc. and its subsidiaries hold an interest in 15,082,615 Class A Ordinary Shares.

(5)

Based upon information contained in a Schedule 13G filed with the SEC on February 3, 2022, pursuant to Rule 13d-1(b) of the Exchange Act. BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 12,491,140 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 14,390,587 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

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Proposal 2–Advisory Resolution on Executive Compensation

The Board unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2021 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2021 annual general meeting, and shareholders approved the proposal by a large majority. We currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2023 annual general meeting of shareholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 25 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2021, 2020 and 2019, and other related tabular and narrative disclosures beginning on page 40 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2022 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our NEOs, who are listed below, for 2021. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	Chief Executive Officer
Christa Davies	Executive Vice President and Chief Financial Officer
Eric Andersen	President
Lisa Stevens	Chief People Officer and Head of Human Capital Solutions
Darren Zeidel	Executive Vice President, General Counsel, and Company Secretary

Executive Summary

Who We Are

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

2021 Business Highlights

In assessing our performance, we focus on our performance against four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2021, we continued to deliver across these four metrics:

•

Total revenue growth was 10% and organic revenue growth was 9% compared to 2020, reflecting strength in both the core and more discretionary portions of our business, including outstanding double-digit growth in two of our four solution lines.

•	Operating margin was 17.1% and adjusted operating margin was 30.1%, which reflects record adjusted operating margin driven by revenue growth outpacing expense growth and investments.

•

Earnings per share was $5.55 and adjusted diluted earnings per share was $12.00, reflecting strong operational performance and effective capital management, highlighted by $3.5 billion of share repurchases during 2021, and a favorable impact from foreign currency translation.

•

Cash flow from operations was $2,182 million and free cash flow was $2,045 million, reflecting a decrease in cash flow from operations of $601 million, or 22%, and a decrease in free cash flow of $597 million, or 23%, compared to 2020, primarily due to a $1 billion termination fee payment and additional payments related to terminating the combination with Willis Towers Watson, partially offset by strong revenue growth.

Performing at the levels described above allows us to continue to execute on our goals of strategically investing in long-term growth, improving return on invested capital, and effectively allocating capital.

During 2021, we returned nearly $4.0 billion of capital to our shareholders, including over $3.5 billion in share repurchases and $447 million in dividends, which highlights our strong cash flow generation and effective allocation of capital. During Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been 18%, compared to the return of the benchmark S&P 500 of 9% and 12% for our direct peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson Public Limited Company). We believe we are well positioned to create long-term value by improving our growth profile and operating performance and generating strong free cash flow.

We compensate our senior executives through incentive programs that measure both long-term and short-term performance. Our long-term incentive program (described in this CD&A under “Leadership Performance Program Under Our Shareholder-Approved

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Plan”) is based on adjusted cumulative diluted earnings per share, a measure driven by operational performance and capital management, across overlapping three-year performance periods. Our short-term incentive program (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is primarily based on adjusted operating income, a measure driven by operating margin and organic revenue growth, as well as a people and culture component, which assesses the Company’s progress against inclusion & diversity objectives.

We achieved strong results across these metrics, which were the key performance measures under our 2021 annual and 2019-2021 long-term incentive compensation programs. Set forth below are the results across these metrics as well as the results against their GAAP comparative metrics:

•

$20.37 Cumulative earnings per share for 2019-2021; $30.98 Adjusted Cumulative Diluted earnings per share for 2019-2021; $30.98 LPP Adjusted Cumulative Diluted earnings per share for 2019-2021, as compared to target LPP Adjusted Cumulative Diluted earnings per share of $27.01;

•	$2,090M Operating Income;

•	$3,673M Adjusted Operating Income, an increase of 17% year-over-year (80% component of the performance metric under the annual incentive plan).

In addition, the Company has achieved progress against our quantitative inclusion & diversity objectives, including eliminating promotion rate gaps across the talent pipeline for women globally and for colleagues of racially/ethnically diverse backgrounds in the United States. Similarly strong progress was made in the education strategy pillar as colleagues’ views of the firm’s advocacy for diversity, equity, and inclusion exceeded the pre-established quantitative goal and perception gaps amongst cohorts were reduced. The Company’s progress across quantitative goals within its inclusion & diversity initiatives accounts for 20% of the performance metric used to determine funding under the annual incentive plan.

Because our short-range or long-range corporate planning may dictate a change to the metrics we use over time, we expect to continue reassessing the metrics that we use in our compensation programs annually.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package that is meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives
Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Intended to provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.
Performance-Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives, if paid, are generally made under our Shareholder-Approved Plan in a combination of 65% cash and 35% in restricted share units that vest over a three-year period (or, beginning in 2022, performance share units for our Chief Executive Officer).

Intended to serve as a vehicle for recognizing annual results and performance, while the portion payable in time-vested restricted share units (or performance share units for our Chief Executive Officer) promotes retention and provides value tied to long-term Company performance.

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	Element	Description	Objectives
Long-Term Incentive Compensation

Performance-based long-term incentive determined and paid under our LPP. LPP awards are issued under our Shareholder-Approved Plan in the form of performance share units that vest upon achievement of specific corporate performance objectives over a three-year performance period.

Intended to encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success and promote retention.
Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees whose contributions would exceed statutory U.S. Internal Revenue Service (“IRS”) limits under our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and/or annual incentive payments.

Intended to provide competitive benefits to attract and retain talented employees.
Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Intended to provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, to ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

Housing, tax equalization, and/or various cost of living payments made to certain NEOs in connection with the relocation of the Company’s global operational headquarters to London since 2012; limited personal use of Company aircraft; certain NEOs also receive annual health screenings, a supplemental insurance program, reimbursement for club dues, legal services, relocation benefits, and car allowances.

Intended to recognize and make NEOs whole for expenses incurred in connection with the relocation of the Company’s global operational headquarters to London since 2012; also intended to attract and retain committed employees and allow them to focus on job duties and well being.

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Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth. That core principle dictates that performance-based pay elements (which constitute the bulk of our NEOs’ total direct compensation (consisting of base salary, actual cash annual incentive compensation paid for 2021 performance, and long-term incentive compensation granted in 2021, with long-term equity awards valued based on grant date value assuming target performance)) will not be earned or paid unless specified performance objectives are achieved. For 2021, performance-based compensation comprised approximately 92% of the total direct compensation for Mr. Case and averaged approximately 86% of the total direct compensation for our other NEOs:

The “performance-based” pay component shown in the above graphs is the sum of (1) the cash portion of the NEO’s bonus paid for 2021 performance, plus (2) the target value of all equity awards granted to the NEO during 2021. The “fixed” pay component is the NEO’s 2021 base salary. For our NEOs other than Mr. Case, the actual performance-based percentage of total direct compensation ranged from 74% to 91%. Please refer to the Summary Compensation Table below for complete disclosure of the total compensation paid to our NEOs serving in that capacity during the prior three years.

In addition to our focus on pay-for-performance, our executive compensation program is complemented by several practices designed to mitigate compensation-related risk and align with the long-term interests of our shareholders:

Officer Share Ownership Guidelines

Our officer share ownership guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our Chief Executive Officer should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and our other senior executives, including each of our other NEOs, should attain an investment position in Class A Ordinary Shares equal to three times his or her annual base salary. The guidelines also establish equity retention rules generally requiring that net shares received through the exercise of share options, the vesting of restricted share units, and the vesting of performance share units are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of restricted share units or performance share units. Each of our NEOs held the requisite number of shares under the guidelines as of December 31, 2021.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of those required under our share ownership guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary.

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Hedging and Pledging Policies

We have a policy prohibiting all employees, executive officers, and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. We also maintain a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to bolster the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provisions

We have adopted a Clawback Policy applicable to our executive officers. Pursuant to the Clawback Policy, the Board may cancel or require reimbursement of any incentive or equity-based award received if such award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount by which the incentive payment or equity-based award exceeded the lower amount that would have been paid based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive compensation programs. Direct responsibilities of management include, but are not limited to:

•	Recommending executive compensation adjustments and short- and long-term incentive awards and other benefits, where applicable, for executive officers other than our Chief Executive Officer;

•	Providing ongoing review of the effectiveness of our executive compensation programs and alignment of the programs with our business and strategic objectives;

•	Designing and recommending appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending appropriate amendments to our employee benefit plans.

In the first quarter of 2021, our independent directors evaluated our Chief Executive Officer’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved for each executive officer a target annual incentive for 2021 performance and the specific corporate performance metrics that our performance would be measured against for purposes of this incentive award. The Compensation Committee also approved in March 2021 a target number of performance share units to be awarded to each executive officer under the LPP. Additionally, the Compensation Committee granted a supplemental award of performance share units under LPP to each of Ms. Davies and Mr. Andersen in August 2021 following the termination of the proposed combination with Willis Towers Watson, as discussed in more detail in the section “Long-Term Leadership Performance Program under Our Shareholder-Approved Plan.”

In early 2022, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and the best-available competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance

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against targets that were established for 2021. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2022, which are described in more detail below.

Engagement of Compensation Consultant

The Compensation Committee directly engages and regularly consults with its independent compensation consultant about ongoing executive compensation matters. In June of 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant, replacing Frederic W. Cook & Co., Inc. (“FW Cook”), who served as its independent compensation consultant prior to Meridian’s engagement. For purposes of this Compensation Discussion and Analysis, Meridian and FW Cook are collectively referred to as the “Compensation Consultant.”

The Compensation Consultant provides expertise and advice on various matters coming before the Compensation Committee. The Compensation Consultant is engaged by, and reports directly to, the Compensation Committee, and does not advise management or receive other compensation from Aon. The Compensation Consultant typically participates in all Compensation Committee meetings and communicates with the Chair of the Compensation Committee between meetings. During 2021, The Compensation Consultant assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; developing criteria for identification of our peer group for executive and Board compensation and Company performance review purposes; reviewing management’s design proposals for short-term cash and long-term equity incentive compensation programs; assessing risks arising from our compensation policies and practices; providing change in control severance calculations for our NEOs in the 2021 annual proxy disclosure; providing compensation data from our peer group proxy and other disclosures; advising and providing comments on management’s recommendations regarding executive officers’ annual incentives for 2021 and equity-based awards granted in 2021; reporting on executive-compensation related trends and regulatory initiatives; reporting on the impact of the COVID-19 pandemic on executive compensation and director pay programs at peer group companies; and advising on potential alternatives for Aon’s executive and director compensation programs. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services that may be presented to or reviewed by the Compensation Committee.

The Compensation Committee has assessed the independence of Meridian and its predecessor FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian or FW Cook from serving as an independent consultant to the Compensation Committee.

How We Determine Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2021, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2021 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s compensation program was on its variable components of pay in the form of long-term equity awards and annual bonus awards, and the amounts earned under such programs, which fluctuates based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executive’s compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits, including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

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Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers (other than Mr. Case). These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief People Officer.

Mr. Case recommends to the Compensation Committee the equity award, annual incentive payment, and base salary adjustments, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers, and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

During the annual review process, our Chief People Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent directors of the Board.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case, whose compensation is approved by the independent directors of the Board. The Compensation Committee discusses its preliminary compensation decisions with the independent members of the Board who do not serve on the Compensation Committee. As part of this process, these directors share their evaluations of the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final determinations.

Mr. Case, together with our Chief People Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the performance targets to be established under Aon’s annual incentive and long-term equity incentive programs. The Compensation Committee reviews such recommendations with its Compensation Consultant and reserves the ultimate authority to set such targets and to determine whether such goals were achieved.

Result of Advisory Vote by Shareholders on Our “Say on Pay” Proposal

The Compensation Committee considered the results of the advisory vote by shareholders on the “say on pay” proposal presented to our shareholders at our 2021 annual general meeting of shareholders. As reported in our Current Report on Form 8-K, filed with the SEC on June 4, 2021, approximately 92% of shareholder votes cast at that meeting were voted in support of the compensation program offered to our NEOs for 2020. Accordingly, the Compensation Committee made no changes to our executive compensation programs in response to this vote.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay equity policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2021 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria including: industry segment; revenues, market capitalization, assets, and employee headcount; business complexity; and global footprint, as well as peers of our direct peers (“peers of peers”) and proxy-advisor peer groups. The Compensation Committee’s goal is to have relevant market data to inform its decisions on pay levels and practices. As such, the Compensation Committee looks for a peer group that is balanced with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

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The defined criteria used to establish our peer group include global financial services industry companies or major professional services firms with which we compete for executive talent and/or financial capital that are between one-fourth and four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility), between one-fourth and four times our size in trailing four-quarter revenues, and that have latest year total assets less than $500 billion.

In 2020, we reviewed our peer group with the Compensation Consultant and concluded that DXC Technology Solutions Corporation should be removed as it no longer meets our defined criteria, and Automatic Data Processing should be added in its place, to form our 2021 peer group. The Compensation Committee referred to the 2021 peer group when determining the compensation, including actual annual incentive awards paid in 2022 related to 2021 performance. In 2021, we reviewed our peer group with the Compensation Consultant and concluded that no changes should be made to the peer group for 2022. Our 2021 and 2022 peer group members are listed below.

2021 and 2022 Peer Group

Accenture plc	Fidelity National Information Services	Northern Trust Corporation

A.J. Gallagher & Co.	Fiserv, Inc.	S&P Global

Automatic Data Processing	IHS Markit	State Street

Bank of New York Mellon	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

BlackRock	Moody’s Corporation

Cognizant Technology Solutions Corp.	Morgan Stanley

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews salaries for our executive officers. Base salaries are adjusted periodically to, among other things, recognize changes in job responsibilities or bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Base salary adjustments generally take effect on April 1.

As Ms. Stevens and Mr. Zeidel were promoted to their respective roles in 2019, development and further growth in their roles were reviewed by the Committee in 2021 and 2022. As a result of the review, the base salary for Ms. Stevens was adjusted from $700,000 to $900,000, and the base salary for Mr. Zeidel was adjusted from $600,000 to $750,000, each effective as of April 1, 2021. In early 2022, the Committee again reviewed the performance and growth of the NEOs in both capability and scope against the competitive market for top talent and adjusted the base salaries for four of our NEOs were adjusted, each effective as of April 1, 2022: the base salary for each of Ms. Davies and Mr. Andersen, was adjusted from $1,000,000 to $1,250,000; Ms. Stevens, whose base salary was adjusted from $900,000 to $1,000,000; and Mr. Zeidel, whose base salary was adjusted from $750,000 to $900,000. These adjustments took into account market positioning in an intensely competitive environment, business and financial results, individual delivery of key strategic initiatives, leadership capabilities, advancement potential, and internal equitability.

Long-Term Leadership Performance Program under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to terms approved by our shareholders. Each award granted under the LPP consists of performance share units that are eligible to vest over a three-year period based on achievement of adjusted cumulative diluted earnings per share targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2021, our NEOs held LPP 14, LPP 15, and LPP 16 awards (for the 2019-2021, 2020-2022, and 2021-2023 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance while providing the Compensation Committee with the ability to evaluate performance metrics on a regular basis. We do not pay dividends or dividend equivalents on performance share units.

During the first quarter of 2021, we granted performance share units to our executive officers, including each NEO, pursuant to LPP 16 (2021-2023 performance period). Additionally, as discussed further below, we granted a supplemental award of

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performance share units pursuant to LPP 16 to each of Ms. Davies and Mr. Andersen in August 2021. During the first quarter of 2021, we determined our actual levels of achievement under LPP 14 (2019-2021 performance period).

LPP 16 (2021 Grant for 2021-2023 Performance Period). This is our sixteenth annual three-year performance cycle for long-term incentive awards granted to our most senior leaders. The LPP is intended to further strengthen the relationship between wealth accumulation for our executives and long-term financial performance of the Company and increase in shareholder value. The performance share units awarded under LPP 16 are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee. From that value, the number of target performance share units was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on the NYSE. The performance share units under LPP 16 will be earned and settled in a range of 0% (if the threshold level of performance is not achieved) to 200% of the target number of shares (if the maximum level of performance is achieved) based on the Company’s cumulative adjusted diluted earnings per share over the three-year performance period.

The performance results for LPP 16 will be measured against the three-year publicly reported cumulative adjusted diluted earnings per share target rate, subject to limited adjustments set forth in the program documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of unusual or infrequently occurring items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 16 of the three-year performance period and cumulative adjusted diluted earnings per share financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted diluted earnings per share is a more effective measure of Company performance for purposes of motivating executive performance than against earnings per share calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is within the executives’ control and area of accountability. Further, the Company believes that adjusted diluted earnings per share provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants.

In determining the individual awards under LPP 16 granted in the first quarter of 2021, the Compensation Committee considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2020 relative to similarly-situated executives at our 2021 peer group members. Additionally, we granted a supplemental award of performance share units pursuant to LPP 16 to each of Ms. Davies and Mr. Andersen in August 2021 following the termination of the proposed combination with Willis Towers Watson. These awards were made to recognize their exceptional performance in managing the integration while delivering record growth, to promote their continued retention in a competitive market for senior leaders of their caliber and expertise, and to strengthen the stability of the leadership of the firm going-forward. For further information regarding individual awards under LPP 16, see footnote (1) in the Summary Compensation Table below, and also the Grants of Plan-Based Awards in Fiscal Year 2021 below.

LPP 14 (2019 Grant for 2019-2021 Performance Period). In early 2022, we determined the actual achievement under LPP 14. The performance period for LPP 14 ended on December 31, 2021.

LPP 14—Performance Share Units (Performance Period 1/1/2019—12/31/2021)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Cumulative Adjusted EPS	$25.98	$27.01	$29.71

		Actual	$30.98

For LPP 14, the cumulative adjusted diluted earnings per share goals from continuing operations ranged from a threshold level of $25.98, below which no payout would occur, to $29.71 or higher, which would yield shares equal to 200% of the target number. A result of $27.01 in cumulative adjusted diluted earnings per share from continuing operations would have yielded shares equal to 100% of the target number. This target performance represented a 25.8% increase over the EPS

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target for the thirteenth cycle of our LPP established for the performance period from 2018 through 2020 (“LPP 13”). Our actual cumulative adjusted diluted earnings per share from continuing operations for the three-year period of 2019-2021 was $30.98, resulting in a payout at 200% of the target number of shares awarded.

Annual Incentive Awards under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the threshold level performance metric is not met, no annual bonuses are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is achieved, our Shareholder-Approved Plan allows for the payment of current-year annual incentives to our executive officers up to a cap of the lesser of $10 million or the maximum annual incentive otherwise established by the Compensation Committee for each executive officer. Our Chief Executive Officer retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%) in the size of the incentive pool. However, no individual may receive an award in excess of the maximum amount established by the Compensation Committee (two times his or her target annual incentive).

In the first quarter of 2021, the Compensation Committee set 2021 annual incentive eligibility for our NEOs. For each NEO, annual incentive eligibility was set as a target percentage of the executive’s base salary at year end (and, for Ms. Davies, including her annual foreign service allowance received in connection with her relocation to London). Target annual incentive opportunities for our NEOs for 2021, as a percentage of base salary, remained flat as compared to 2020, with the exception of Mr. Andersen, whose target increased from 100% to 150% as a result of the peer group and executive compensation review processes outlined above. The target annual incentives for each of our NEOs for 2021 are shown in the table below:

NEO	2021 Target Annual Incentive	2021 Target as% of Base Salary

Gregory C. Case	$3,000,000	200%

Christa Davies	$1,680,000	150%

Eric Andersen	$1,500,000	150%

Lisa Stevens	$900,000	100%

Darren Zeidel	$750,000	100%

As explained below, for 2021, the Compensation Committee used a framework (the “Senior Executive Incentive Compensation Plan”) for determining actual annual incentives to be paid if the metric under our Shareholder-Approved Plan was achieved.

2021 Performance Metrics. In the first quarter of 2021, the Compensation Committee determined that 2021 Aon-wide performance would be measured by two components. First, 80% of the performance would be measured by the growth in adjusted operating income (“OI”) for 2021 (as adjusted for unusual or infrequently occurring items) as compared to a 2020 baseline adjusted OI number of $3,150 million. The Compensation Committee retained the discretion to further adjust OI under the plan for extraordinary, unusual, or infrequently occurring items. The Compensation Committee selected OI as the primary measure to emphasize performance of Aon as a whole and directly link executives’ awards to Aon’s key business initiatives of delivering distinctive client value and achieving operational excellence.

Second, 20% of the performance would be measured by the Compensation Committee’s assessment of the Company’s progress against quantitative goals within its I&D initiatives in the recruitment, promotion, education, and representation strategy pillars on a firm-wide basis, as determined by the Inclusion & Diversity Sub-Committee and the Compensation Committee (the “People & Culture” component). This component is intended to be leveraged (0% to 200%) and success is measured by examining the number of pre-established goals met and the degree of over or underperformance across the goals established by the Compensation Committee. This assessment is made in consultation with the Inclusion & Diversity Sub-Committee utilizing informed discretion.

In addition, the Compensation Committee set a minimum achievement threshold at 70% of the 2020 adjusted OI, or $2,205 million. The Compensation Committee set the minimum threshold at 70% because it believed performance below that

34        2022 Aon Proxy Statement

level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold is satisfied, an annual incentive pool may be funded as described below under “Determining 2021 Annual Incentives.”

2021 Actual Performance. The Company’s adjusted OI for 2021 was $3,673 million for purposes of determining 2021 annual incentives, which exceeded the minimum threshold of 70% established under our Shareholder-Approved Plan. The $3,673 million of adjusted OI was 16.6% greater than 2020 adjusted OI of $3,150 million, resulting in a performance factor of 114.6% for the financial component.

The Compensation Committee reviewed the firm’s progress against a robust set of quantitative goals demonstrating progress in the firm’s inclusion and diversity strategy. Strong progress was made in promoting colleagues equitably by exceeding the pre-established quantitative goals to eliminate promotion rate gaps across the talent pipeline for women globally and for colleagues from racially/ethnically diverse backgrounds in the United States. Similarly strong progress was made in the education strategy pillar as colleagues’ views of the firm’s advocacy for diversity, equity, and inclusion exceeded the pre-established quantitative goal and perception gaps amongst cohorts were reduced. Representation of women in senior leadership grew more than in any prior year, while representation of colleagues from racially/ethnically diverse backgrounds in the United States within upper management and senior leadership continued to rise. Finally, the firm hired colleagues from racially/ethnically diverse backgrounds in leadership positions at rates that exceeded current levels of representation, and new practices were established to continue improvement, though the Committee views this strategy pillar as an ongoing opportunity. Based on its assessment of progress around these goals, the Compensation Committee determined that the performance factor was 125% for the People & Culture component, and that the overall weighted performance factor was 116.7%.

Determining 2021 Annual Incentives. In accordance with our Shareholder-Approved Plan, the Senior Executive Incentive Compensation Plan would not be funded for 2021 unless Aon achieved the minimum threshold of 70% of the 2020 baseline OI. After determining that this minimum threshold had been achieved, the Compensation Committee met in February 2022 to determine the funding status of the incentive pool for 2021. After application of the formula guidelines described above, the total incentive pool reserved for participating members of the Company’s senior management team (including our NEOs) was determined to be approximately $10.9 million. None of the NEOs received their maximum annual incentive of two times their target annual incentive. Each NEO received in the range of 120% to 133% of their target annual incentive, including Mr. Case, who received an annual incentive of $3.75 million, or 125% of his target annual incentive.

The following table sets forth the actual annual incentive paid to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	2021 Actual Annual Incentive	2021 Actual Annual Incentive as % of Target

Gregory C. Case	$3,750,000	125%

Christa Davies	$2,100,000	125%

Eric Andersen	$1,875,000	125%

Lisa Stevens	$1,200,000	133%

Darren Zeidel	$900,000	120%

In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives, personal leadership qualities, and annual incentives for similarly situated executives of our 2021 peer group members.

Regarding Mr. Case, the independent directors of the Board determined that, under his leadership, the Company delivered impressive progress across the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Organic revenue growth was 9%, operating margin on an adjusted basis increased 160 basis points to 30.1%, adjusted diluted earnings per share increased 22% to $12.00, and free cash flow was $2.0 billion. During 2021, the firm deployed nearly $4.0 billion of capital through share repurchases and

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dividends. Under Mr. Case’s leadership, Aon also made progress on strategic initiatives including our future Aon United strategy, establishing a new operating model and senior leadership team, advancing its strategy to improve inclusion and diversity, launching the updated Aon brand, increasing leverage of the Aon Business Services platform, and scaling commercialized innovation. Mr. Case led execution of these initiatives and accelerated the momentum of Aon United following the termination of the proposed combination with Willis Towers Watson. Mr. Case demonstrated exemplary leadership in continuing to navigate the COVID-19 pandemic, continued social upheaval, the most competitive talent market in recent years and other challenges to achieve continued record-high colleague engagement measures, retention rates in line with pre-pandemic levels, and meaningful progress on inclusion and diversity initiatives, setting the tone at the top of the organization in naming an Aon Executive Committee with 45% female representation.

Regarding Ms. Davies, the Compensation Committee determined that her individual efforts contributed substantially to the Company’s impressive business and financial results in 2021, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Further, she led our disciplined approach to capital and balance sheet management, realizing the completion of $3.5 billion in share repurchase, a record high 27.4% return on invested capital, and the issuance of $1.1 billion in incremental debt while maintaining our investment grade credit rating. Ms. Davies was heavily engaged in developing the future Aon United strategy and accelerated this strategy following the termination of the proposed combination. She led extensive outreach to shareholders to effectively communicate strategy and financial results. Early in the year, Ms. Davies assumed responsibility for the firm’s physical and information security, and delivered enhanced capabilities through standardization, support for security operations and incident response, and colleague awareness. Ms. Davies continues to be a visible role model for inclusive people leadership and championed initiatives that drove colleague engagement, retention, and diversity throughout the year.

Regarding Mr. Andersen, the Compensation Committee determined that his individual efforts contributed substantially to the Company’s impressive business and financial results in 2021, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Mr. Andersen was critical in helping deliver strong organic growth of 11% in Commercial Risk, 10% in Health, 8% in Reinsurance, and 2% in Wealth. Mr. Andersen led development of the future Aon United strategy and drove accelerated adoption of this strategy following the termination of the proposed combination, resulting in an updated Aon United Blueprint, client value creation model, and go-to-market strategy recognizing the differentiated needs of both our existing client base and the expanded addressable market. Mr. Andersen reorganized the senior leadership of the firm and appointed a new and diverse leadership team under a redesigned operating model to realize the full power of Aon United. Mr. Andersen’s leadership was instrumental in supporting colleague engagement and retention in a competitive talent marketplace, and in setting a standard for inclusive leadership with business leaders.

Regarding Ms. Stevens, the Compensation Committee determined that her individual efforts contributed substantially to the attraction, retention, and motivation of industry-leading talent and enabled the Company’s impressive business and financial results in 2021. Ms. Stevens’s leadership through the continued pandemic has resulted in expanded resources to prioritize colleague wellbeing, development of our Smart Working strategy and return to the office approach, and in the significant expansion of the reach and impact of our learning programs to support the Aon United culture, leadership, and inclusion. These and other actions have allowed us to maintain record-high colleague engagement and retention in a competitive talent market. Ms. Stevens led the adoption of the new global firm operating model and the appointment of more than 1,000 leaders into new roles while also achieving material improvements in the diversity of our senior leadership. Ms. Stevens extended her leadership further during the year to assume responsibility for the Human Capital Solutions business, where she achieved significant revenue growth, drove margin expansion, and deepened our service offerings and client base.

Regarding Mr. Zeidel, the Compensation Committee determined that his individual efforts in advancing the firm’s commercial initiatives and protecting the firm from risks enabled the Company’s impressive business and financial results in 2021. Mr. Zeidel navigated Aon through the challenging legal and regulatory dynamics surrounding the proposed combination and termination of the transaction, working tirelessly to protect the best interests of colleagues, clients, and shareholders throughout. Mr. Zeidel enhanced the firm’s global approach to enterprise risk management and made significant improvements to the management of privacy risk globally, including compliance with complex regulatory regimes. He has provided counsel and leadership with respect to the fragmented public health mandates associated with the pandemic as we

36        2022 Aon Proxy Statement

established our Smart Working strategy and contemplated our return to office approach. Mr. Zeidel has been a passionate advocate for underserved communities and under his leadership, the firm’s law and compliance department has led community service and pro bono initiatives, including in the areas of criminal justice, disability law, and COVID-19 relief in India.

Executive and Relocation Benefits

Executive Benefits. In addition to our broad-based employee benefit programs that are available to our employees generally (such as health coverage, 401(k) plan, etc.), each of our NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program (each of which are frozen to new participation) because each other NEO was hired after the Aon Pension Plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2021” and “Nonqualified Deferred Compensation in Fiscal Year 2021” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and the other members of our senior management team.

Relocation Benefits. In 2021, we continued to provide relocation benefits resulting from the relocation of our headquarters to London, United Kingdom in 2012 (the “2012 Redomestication”) to certain of our NEOs. The Aon group global operational headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020 (the “Reorganization”). The parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry. The Compensation Committee approved certain benefits for the relocated executives after consulting with its Compensation Consultant, and each relocated executive has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her. The relocation packages for our NEOs are intended to keep them “whole” on a total rewards basis, including with respect to any additional taxes incurred as a result of the relocation, be transparent and equitable, and reflect competitive practices and benchmarks of industry peers. The Compensation Committee periodically reviews the relocation packages of our executives. These benefits are provided pursuant to international assignment letters with our NEOs on assignment, which are described in more detail under the heading “International Assignment Letters.”

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2021, 2020, and 2019.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Code in connection with such double trigger.

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Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the operative agreement. To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2021, each of our NEOs had an employment agreement providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan. Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Risk Assessment of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation practices and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking. This includes a detailed annual assessment by the Compensation Consultant. We concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2022, Meridian independently assessed our compensation practices for 2021 and concluded that they reflect appropriate balance and incorporate appropriate policies and oversight to mitigate imprudent risk-taking.

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Compensation Committee Report

The Organization and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Aon’s Annual Report on Form 10-K.

This Report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Richard C. Notebaert, Chair	Cheryl A. Francis
Jin-Yong Cai	Richard B. Myers
Jeffrey C. Campbell	Carolyn Y. Woo

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Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our Chief Executive Officer during 2021, (2) Ms. Davies, who served as our Chief Financial Officer during 2021, and (3) Mr. Andersen, Ms. Stevens, and Mr. Zeidel, who were our three other most highly compensated executive officers serving as of December 31, 2021. No compensation prior to 2021 is included for Ms. Stevens or Mr. Zeidel because they were not named executive officers for those years.

Summary Compensation Table for Fiscal Years 2021, 2020 and 2019

Name and Principal Position	Year	Salary (S)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory C. Case	2021	1,500,000	—	15,262,436	—	2,437,500	—	668,448	19,868,384
Chief Executive	2020	1,500,000	—	15,880,566	—	2,242,500	—	671,430	20,294,496

Officer	2019	1,500,000	—	13,705,798	—	—	—	802,045	16,007,843
Christa Davies	2021	1,000,000	—	8,313,103	—	1,365,000	—	4,536,093	15,214,195
Executive Vice President	2020	1,000,000	—	6,779,055	—	1,300,000	—	3,164,888	12,243,943

and Chief Financial Officer	2019	975,000	—	5,024,842	—	—	—	1,739,576	7,739,418
Eric Andersen	2021	1,000,000	—	6,381,328	—	1,218,750	—	43,450	8,643,528
President	2020	1,000,000	—	4,358,044	—	975,000	307,284	33,975	6,674,303

	2019	975,000	—	3,261,849	—	—	417,424	47,384	4,701,657
Lisa Stevens	2021	900,000	—	2,106,188	—	780,000	—	34,960	3,821,148
Chief People Officer and Head of Human Capital Solutions
Darren Zeidel	2021	750,000	—	1,534,728	—	585,000	—	29,100	2,898,828
EVP, General Counsel and Company Secretary

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of restricted share unit awards (paid in satisfaction of 35% of each NEO’s annual incentive award for the previous performance year) and performance share unit awards granted to our NEOs pursuant to our Shareholder-Approved Plan in 2021 and, where applicable, 2020, and 2019. These amounts disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

In 2019-2021, each of our NEOs received awards of performance share units under the LPP with a grant date fair value as set forth in the table below.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)
Gregory C. Case	2021	14,054,964	28,109,929
	2020	15,880,566	31,761,131
	2019	13,005,880	26,011,760
Christa Davies	2021	7,613,019	15,226,039
	2020	6,779,055	13,558,110
	2019	4,464,926	8,929,852
Eric Andersen	2021	5,856,437	11,712,874
	2020	4,358,044	8,716,089
	2019	2,911,923	5,823,846
Lisa Stevens	2021	1,756,260	3,512,521
Darren Zeidel	2021	1,219,656	2,439,312

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For awards granted under the LPP, the grant date fair value of performance share units is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. Set forth above are the grant date fair values of the performance share unit awards granted under the LPP, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for each year shown for the LPP). The amounts shown in the table above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be recognized by our NEOs.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2021, 2020, and 2019 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years (generally, under the terms of those awards, 35% has been paid in the form of restricted share units (reported in the “Stock Awards Column”), and 65% in the form of cash; provided, however, that Mr. Case received 35% of his 2021 annual incentive award in the form of performance share units under LPP 17). These amounts were actually paid to the NEOs in the first quarter of the year following the relevant performance year.

(3)	For 2021, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)

Gregory C. Case	31,450	22,485	614,513	—	668,448

Christa Davies	29,350	52,035	527,510	3,927,197	4,536,093

Eric Andersen	31,450	12,000	—	—	43,450

Lisa Stevens	25,150	9,810	—	—	34,960

Darren Zeidel	27,250	1,850	—	—	29,100

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs, (i) a contribution by Aon of $18,850 for each of Mr. Case, Ms. Stevens, and Mr. Zeidel, and $18,450 for each of Ms. Davies, and Mr. Andersen to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $12,600 to Mr. Case, $10,900 to Ms. Davies, $13,000 for Mr. Andersen, $6,300 for Ms. Stevens and $8,400 for Mr. Zeidel to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.

(b)

In connection with the 2012 Redomestication, certain of our NEOs agreed to relocate to London, U.K. The relocation packages are intended to keep the transferred executives “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts. This column also includes amounts Aon paid to third parties for Ms. Davies’ eligible dependents’ schooling or assistance in preparing her tax returns in connection with the 2012 Redomestication.

In 2021, the Company provided perquisites to Ms. Davies related to the relocation of $44,128 for schooling assistance and $6,057 for tax preparation services.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the relocation, see footnote (c) below.

Mr. Case, Ms. Davies, Ms. Stevens and Mr. Zeidel each participated in Aon’s executive health screening program in 2021. The actual cost to Aon of the NEO’s use of this program was $1,850 per NEO.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2021, the cost was $20,635.

Ms. Stevens received reimbursement for club dues of $7,960. Mr. Andersen received an annual car allowance of $12,000.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. Infrequently, a NEO will use a NetJets flight for personal purposes, or the spouse or guests of a NEO may accompany the executive when a NetJets flight is already going to a specific destination for a business purpose. In the case of a personal flight, the cost to the Company of such flight is reimbursed to the Company by the NEO. In the case of a spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such aircraft.

(c)

In connection with their relocation to London, U.K., certain NEOs are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. Allowances became payable to the NEOs beginning on the date the NEO’s foreign assignment began and will terminate at the end of the foreign assignment. The following table sets forth the additional compensation received by the NEOs with respect to 2021 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Transportation Allowance ($)	Total ($)

Gregory C. Case	382,013	97,500	135,000	—	614,513

Christa Davies	286,510	97,500	120,000	23,500	527,510

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(d)

In connection with her relocation to London, U.K., Ms. Davies is entitled to receive a tax equalization benefit designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment

(including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to U.S. income and social tax laws.

The tax equalization benefit caps the executive’s total income and social tax exposure to what she would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Ms. Davies as a result of her international assignment.

For Ms. Davies, any applicable schooling assistance and allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies would have paid had she not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies with respect to eligible relocation compensation.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an Amended and Restated Employment Agreement with Gregory C. Case pursuant to which he serves as our Chief Executive Officer. The current term of Mr. Case’s agreement continues through April 1, 2026, unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual general meeting of shareholders during the period of his employment.

Mr. Case’s agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Mr. Case’s target annual incentive to 250% of base salary.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Aon Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Ms. Davies’s Employment Agreement

We are party to an Employment Agreement with Christa Davies pursuant to which she serves as our Executive Vice President and Chief Financial Officer. The current term of Ms. Davies’s agreement continues through April 1, 2026, unless terminated earlier or extended. The agreement provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the agreement, and a target annual incentive bonus of 150% of her base salary and foreign service allowance. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Ms. Davies’s target annual incentive to 200% of base salary.

Mr. Andersen’s Employment Letter

We have provided Eric Andersen an employment letter pursuant to which he serves as our President. The letter provides that Mr. Andersen’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Andersen’s letter also provides for an initial base salary and an initial target annual bonus, both of which have been adjusted by the Compensation Committee as permitted under the letter. In early 2021, the Compensation Committee approved an increase to Mr. Andersen’s target annual incentive from 100% to 150%. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Mr. Andersen’s target annual incentive to 200% of base salary.

Ms. Stevens’s Employment Letter

We have provided Lisa Stevens an employment letter pursuant to which she serves as our Chief People Officer and Head of Human Capital Solutions. The letter provides that Ms. Stevens’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Stevens’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, a target annual bonus

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of 100% of her base salary, and an initial target long-term incentive award of 150% of her base salary. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Ms. Stevens’s target annual incentive to 150% of her base salary.

Mr. Zeidel’s Employment Letter

We have provided Darren Zeidel an employment letter pursuant to which he serves as our Executive Vice President, General Counsel, and Company Secretary. The letter provides that Mr. Zeidel’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Zeidel’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of his base salary, and an initial target long-term incentive award of 150% of his base salary.

International Assignment Letters

In connection with the Company’s 2012 Redomestication, we entered into international assignment letters with each of Mr. Case and Ms. Davies. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letters for Mr. Case and Ms. Davies were amended and extended in July 2014 for an additional two years, on July 1, 2016 for an additional two years, and on each July 1 of 2018 through 2021 for an additional year.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for Ms. Davies;

•	a monthly cost of living differential of $8,125;

•	a monthly foreign service allowance of $11,250 for Mr. Case, and $10,000 for Ms. Davies;

•	a monthly car allowance of approximately $1,958 for Ms. Davies;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies;

•

a tax equalization benefit for Ms. Davies, designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to the U.S. income and social tax laws;

•	a tax gross-up for Ms. Davies on schooling assistance and on allowances related to housing, cost of living, home leave, and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K. or Ireland.

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company within two years of commencing the international assignment, or 12 months after the end of the assignment, and becomes employed by a direct competitor of the Company.

2022 Aon Proxy Statement        43

Grants of Plan-Based Awards in Fiscal Year 2021

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2021 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory C. Case	2/12/2021	3,000,000	6,000,000	—	—	—	5,295	—	—	1,207,472
	3/26/2021	—	—	31,536	63,072	126,144	—	—	—	14,054,964
Christa Davies	2/11/2021	1,680,000	3,360,000	—	—	—	3,053	—	—	700,083
	3/25/2021	—	—	11,776	23,552	47,104	—	—	—	5,171,077
	8/6/2021	—	—	4,780	9,559	19,118	—	—	—	2,441,942
Eric Andersen	2/11/2021	1,500,000	3,000,000	—	—	—	2,289	—	—	524,891
	3/25/2021	—	—	8,888	17,775	35,550	—	—	—	3,902,679
	8/6/2021	—	—	3,824	7,648	15,296	—	—	—	1,953,758
Lisa Stevens	2/11/2021	900,000	1,800,000	—	—	—	1,526	—	—	349,927
	3/25/2021	—	—	4,000	7,999	15,998	—	—	—	1,756,260
Darren Zeidel	2/11/2021	750,000	1,500,000	—	—	—	1,374	—	—	315,072
	3/25/2021	—	—	2,778	5,555	11,110	—	—	—	1,219,656

(1)

The amounts shown relate to potential annual incentive plan awards for 2021 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 200% for Mr. Case, 150% for Ms. Davies and Mr. Andersen, and 100% for each of Ms. Stevens and Mr. Zeidel, of their respective base salaries (after giving effect to annual increases), and the amounts shown in “Maximum” reflect the maximum payment level of two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of performance share units granted to our NEOs pursuant to Aon’s LPP 16 that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2021 to 2023 performance period. As the potential payments are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of these performance share units and LPP 16, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to each NEO in 2021 in satisfaction of 35% of the annual incentive award earned by such NEO for 2020 performance. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2020 performance (calculated as a percentage of base salary and, with respect to Ms. Davies, her annual foreign service allowance) was 200% for Mr. Case, 150% for each of Ms. Davies and Mr. Andersen, and 100% for each of Ms. Stevens and Mr. Zeidel; the bonus range was capped at 400% for Mr. Case, 300% for each of Ms. Davies and Mr. Andersen, and 200% for each of Ms. Stevens and Mr. Zeidel. The determination of the actual incentive amount payable was determined based, among other things, on Aon’s overall performance and an individual performance assessment. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Dividend equivalents are paid quarterly in cash on unvested restricted share units and voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the restricted share units and performance share units. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

44        2022 Aon Proxy Statement

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and performance share units held by each of our NEOs on December 31, 2021. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Gregory C. Case	2/15/2019	(1)	1,357	407,860	—	—
	3/29/2019	(2)	157,000	47,187,920	—	—
	3/27/2020	(3)	—	—	198,284	59,596,239
	2/12/2021	(1)	5,295	1,591,465		—
	3/26/2021	(3)	—	—	126,144	37,913,841
Christa Davies	2/14/2019	(1)	1,101	330,917	—	—
	3/28/2019	(2)	54,384	16,345,655	—	—
	3/26/2020	(3)	—	—	84,490	25,394,314
	2/11/2021	(1)	3,053	917,610	—	—
	3/25/2021	(3)	—	—	47,104	14,157,578
	8/6/2021	(3)	—	—	19,118	5,746,106
Eric Andersen	2/14/2019	(1)	688	206,785	—	—
	3/28/2019	(2)	35,468	10,660,262	—	—
	3/26/2020	(3)	—	—	54,316	16,325,217
	2/11/2021	(1)	2,289	687,982
	3/25/2021	(3)	—	—	35,550	10,684,908
	8/6/2021	(3)	—	—	15,296	4,597,366
Lisa Stevens	2/22/2019	(1)	1,917	576,174	—	—
	3/28/2019	(2)	3,546	1,065,786	—	—
	2/13/2020	(1)	746	224,218	—	—
	3/26/2020	(3)	—	—	14,484	4,353,311
	2/11/2021	(1)	1,526	458,655	—	—
	3/25/2021	(3)	—	—	15,998	4,808,359
Darren Zeidel	5/19/2017	(1)	157	47,188	—	—
	3/15/2019	(1)	148	44,483	—	—
	3/28/2019	(2)	4,848	1,457,115	—	—
	5/21/2019	(1)	132	39,674	—	—
	2/13/2020	(1)	224	67,325	—	—
	3/26/2020	(3)	—	—	13,880	4,171,773
	2/11/2021	(1)	1,374	412,969	—	—
	3/25/2021	(3)	—	—	11,110	3,339,222

2022 Aon Proxy Statement        45

(1)	The vesting schedule for the restricted share units, other than performance share units, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Christa Davies	Eric Andersen	Lisa Stevens	Darren Zeidel
2/11/2022		1,017	763	508	458
2/12/2022	1,765
2/13/2022				373	112
2/14/2022		1,101	688
2/15/2022	1,357
2/22/2022				639
3/15/2022					148
5/19/2022					157
5/21/2022					44
2/11/2023		1,018	763	509	458
2/12/2023	1,765
2/13/2023				373	112
2/22/2023				639
5/21/2023					44
2/11/2024		1,018	763	509	458
2/12/2024	1,765
2/22/2024				639
5/21/2024					44

Total	6,652	4,154	2,977	4,189	2,035

(2)

The performance share units convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For performance share units with a March 28, 2019 or March 29, 2019 grant date, the three-year performance period ended on December 31, 2021. These performance share units were subsequently settled in Class A Ordinary Shares on February 17, 2022.

(3)

The performance share units, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For LPP performance share units with a March 26, 2020 or March 27, 2020 grant date, the three-year performance period ends on December 31, 2022. For LPP performance share units with a March 25, 2021, March 26, 2021, or August 6, 2021 grant date, the three-year performance period ends on December 31, 2023. If the minimum or threshold performance is not attained, the performance share units will be forfeited. In this table, the maximum number of performance share units is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

(4)	The market value is calculated using $300.56, the closing price of a Class A Ordinary Share on the NYSE on December 31, 2021 (the last trading day of 2021).

Stock Vested in Fiscal Year 2021

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2021 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gregory C. Case	143,042	32,794,145

Christa Davies	46,769	10,721,220

Eric Andersen	31,936	7,321,199

Lisa Stevens	1,013	231,430

Darren Zeidel	6,162	1,445,005

(1)

Represents (a) the vesting of restricted share units granted under the Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2018 for the three-year performance period ending on December 31, 2020, which were converted into Class A Ordinary Shares on February 11, 2021. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 63,296 shares; Ms. Davies, 18,350 shares; Mr. Andersen, 14,955 shares; Ms. Stevens, 363 shares; and Mr. Zeidel, 2,733 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

46        2022 Aon Proxy Statement

Pension Benefits in Fiscal Year 2021

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Eric Andersen	Aon Pension Plan	12	487,038	—

	Excess Benefit Plan	12	720,558	—

	Supplemental Contractual Pension	5	686,583	—

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2021, in accordance with the assumptions disclosed in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K, as filed with the SEC on February 18, 2022.

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at the normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998 through December 31, 2006 is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). “Final average earnings” is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. “Covered compensation” is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009 and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this

2022 Aon Proxy Statement        47

benefit upon his continuous employment with the Company through the later of December 31, 2014 or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

Nonqualified Deferred Compensation in Fiscal Year 2021

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan. None of our NEOs participate in the Aon Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Nonqualified Deferred Compensation in FY 2021

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Gregory C. Case	Supplemental Savings Plan	—	12,600	3,442	—	198,028

Christa Davies	Supplemental Savings Plan	—	10,900	3,288	—	210,106

Eric Andersen	Supplemental Savings Plan	—	13,000	143,316	—	879,478

Lisa Stevens	Supplemental Savings Plan	—	6,300	114	—	12,864

Darren Zeidel	Supplemental Savings Plan	—	8,400	1,578	—	86,397

(1)	These amounts are included in “All Other Compensation” for 2021 in the Summary Compensation Table.

(2)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2021, 2020, and 2019.

Name	Name of Plan	Amount Included in 2021 Compensation in Summary Compensation Table ($)	Amount Included in 2020 Compensation in Summary Compensation Table ($)	Amount Included in 2019 Compensation in Summary Compensation Table ($)

Gregory C. Case	Supplemental Savings Plan	12,600	13,125	11,300

Christa Davies	Supplemental Savings Plan	10,900	2,642	11,300

Eric Andersen	Supplemental Savings Plan	13,000	3,125	13,500

Lisa Stevens(a)	Supplemental Savings Plan	6,300	N/A	N/A

Darren Zeidel(a)	Supplemental Savings Plan	8,400	N/A	N/A

(a)	The compensation of Ms. Stevens and Mr. Zeidel was not reported in our Summary Compensation Table in 2019 and 2020 because they were not named executive officers for those years.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2021. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($19,500 in 2021), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($290,000 in 2021). The combined

48        2022 Aon Proxy Statement

total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service.

Potential Payments and Benefits on Termination or Change in Control

During 2021, each NEO was party to an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination of employment scenarios or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in our Combined Severance Plan, which provides certain severance benefits upon a qualifying termination of employment in connection with or during the two years following a change in control of Aon. Mr. Case is party to his own individual agreement with the Company providing certain severance benefits in connection with a qualifying termination of employment in connection with a change in control.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination of employment events, including a termination in connection with a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of an NEO:

•

Each NEO was terminated on December 31, 2021, and the price per Class A Ordinary Share is $300.56 per share, the closing market price per share on December 31, 2021 (the last trading day of 2021). Accordingly, the tables set forth amounts as of December 31, 2021 and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination event.

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason” and (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.

•

The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provides for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.”

2022 Aon Proxy Statement        49

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Severance Cutback ($)(3)	Total ($)
Gregory C. Case	Retirement	—	$75,371,632			$75,371,632
	Involuntary-Good Reason	$12,000,000	$75,371,632	$232,016		$87,603,648
	Death	$3,000,000	$97,942,285	$5,000,000		$105,942,285
	Disability	$3,000,000	$97,942,285	—		$100,942,285
	Involuntary-Without Cause	$12,000,000	$75,371,632	$232,016		$87,603,648
	Qualifying After Change in Control	$15,316,667	$97,942,285	$430,045		$113,688,996
Christa Davis	Involuntary-Good Reason	$2,680,000	$29,376,233			$32,056,233
	Death	$3,932,055	$40,243,181			$44,175,235
	Disability	$4,932,055	$40,243,181			$45,175,235
	Involuntary-Without Cause	$4,360,000	$29,376,233			$33,736,233
	Qualifying After Change in Control	$5,200,000	$40,243,181	$79,064		$45,522,245
Eric Andersen	Retirement	—	$19,543,814			$19,543,814
	Involuntary-Good Reason	$1,000,000	$19,543,814			$20,543,814
	Death	—	$27,358,775			$27,358,775
	Disability	—	$27,358,775			$27,358,775
	Involuntary-Without Cause	$1,000,000	$19,543,814			$20,543,814
	Qualifying After Change in Control	$4,333,333	$27,358,775	$107,196	($6,798,980)	$25,000,324
Lisa Stevens	Involuntary-Good Reason	$900,000	$4,165,261			$5,065,261
	Death	—	$6,493,599			$6,493,599
	Disability	—	$6,493,599			$6,493,599
	Involuntary-Without Cause	$900,000	$4,165,261			$5,065,261
	Qualifying After Change in Control	$4,425,000	$6,493,599	$91,999		$11,010,598
Darren Zeidel	Involuntary-Good Reason	$750,000	$3,929,021			$4,679,021
	Death	—	$5,737,390			$5,737,390
	Disability	—	$5,737,390			$5,737,390
	Involuntary-Without Cause	$750,000	$3,929,021			$4,679,021
	Qualifying After Change in Control	$3,069,667	$5,737,390	$73,156		$8,880,213

50        2022 Aon Proxy Statement

(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)	Base Salary Multiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)
Gregory C. Case	Death	—	—	$3,000,000	1x	—	$3,000,000	—	$3,000,000
	Disability	—	—	$3,000,000	1x	—	$3,000,000	—	$3,000,000
	IV-GR	$1,500,000	2x	$3,000,000	2x	—	$9,000,000	$3,000,000	$12,000,000
	I-WC	$1,500,000	2x	$3,000,000	2x	—	$9,000,000	$3,000,000	$12,000,000
	C-in-C	$1,500,000	3x	$3,000,000	3x	$1,816,667	$15,316,667	—	$15,316,667
Christa Davis	Death	$2,252,055	—	$1,680,000	1x	—	$3,932,055	—	$3,932,055
	Disability	$3,252,055	—	$1,680,000	1x	—	$4,932,055	—	$4,932,055
	IV-GR	$1,000,000	1x	$1,680,000	1x	—	$2,680,000	—	$2,680,000
	I-WC	$1,000,000	1x	$1,680,000	2x	—	$4,360,000	—	$4,360,000
	C-in-C	$1,000,000	2x	$1,000,000	2x	$1,200,000	$5,200,000	—	$5,200,000
Eric Andersen	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	$1,000,000	1x	—	1x	—	$1,000,000	—	$1,000,000
	I-WC	$1,000,000	1x	—	2x	—	$1,000,000	—	$1,000,000
	C-in-C	$1,000,000	2x	$750,000	2x	$833,333	$4,333,333	—	$4,333,333
Lisa Stevens	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	$900,000	1x	—	1x	—	$900,000	—	$900,000
	I-WC	$900,000	1x	—	2x	—	$900,000	—	$900,000
	C-in-C	$900,000	2x	$875,000	2x	$875,000	$4,425,000	—	$4,425,000
Darren Zeidel	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	$750,000	1x	—	1x	—	$750,000	—	$750,000
	I-WC	$750,000	1x	—	2x	—	$750,000	—	$750,000
	C-in-C	$750,000	2x	$562,500	2x	$444,667	$3,069,667	—	$3,069,667

(a)

The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

(2)	Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual performance results for LPP 14 and assumes payout at target for LPP 15 and LPP 16.

(3)

The Company is not obligated to make any gross-up payments to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code for any of our named executive officers. Instead, the plans provide for a reduction in amounts payable so that no excise tax would be imposed. Pursuant to the terms of the Combined Severance Plan, an executive’s payments and benefits are capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof. Mr. Andersen would be subject to a cutback in severance payments in accordance with such provision.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or threatened change in control of the Company.

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The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

•

for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

•

with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for CIC good reason, in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (ii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s

52        2022 Aon Proxy Statement

existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2021. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) his accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide

2022 Aon Proxy Statement        53

medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement with Ms. Davies

Ms. Davies’s employment agreement, as amended, provides that, in the event of the death of Ms. Davies during the term of the agreement, her heirs or executors or the administrators of her estate will receive: (i) her accrued base salary through and including her date of death plus any unpaid annual or long-term bonus earned for the completed year prior to her death; and (ii) a lump sum cash payment equal to her base salary at the date of death through April 1, 2026, reduced by the amount of any benefits paid under any life insurance policy maintained by the Company for her benefit. In the event of the Company’s termination of the employment of Ms. Davies by reason of disability, she will receive: (i) her accrued base salary through and including her date of termination plus any unpaid annual or long-term bonus earned for the completed year prior to her termination; and (ii) continuation of her base salary at the rate in effect at the date of termination through April 1, 2026, reduced by the amount of any benefits paid under any disability insurance policy maintained by the Company for her benefit.

If the Company terminates Ms. Davies’s employment for cause (as defined in her agreement), Ms. Davies will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If the Company terminates Ms. Davies’s employment for any reason, other than for cause, and other than due to death or disability, the Company must give Ms. Davies 365 days prior written notice of termination, and she will be entitled to the following: (i) for the period of time beginning with the Company’s delivery of notice of termination to Ms. Davies and extending through the date of termination: (a) the Company will continue to pay her salary at the rate in effect on the date of delivery of notice of termination; (b) Ms. Davies will remain eligible for annual bonuses determined in accordance with the terms of the senior management incentive plan; (c) Ms. Davies will continue to be entitled to all employee benefits; and (d) Ms. Davies will continue to vest in and be eligible to earn long-term incentive awards; (ii) on the termination date, Ms. Davies shall receive a lump sum cash payment equal to any accrued but unpaid base salary; any unpaid annual or long-term bonus earned for the completed year prior to such date; and an amount equal to her target full year annual incentive award based on her base salary and target annual award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the bonus year in which the notice of termination is given; and (iii) for two years, provided that Ms. Davies complies with the non-competition, non-solicitation, and confidentiality provisions of the employment agreement, the continuation of base salary at the rate in effect on the date notice of termination is given. The definition of “cause” under Ms. Davies’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

54        2022 Aon Proxy Statement

If Ms. Davies voluntarily terminates her employment without good reason (as defined in the agreement), Ms. Davies must give the Company ninety (90) days prior written notice and will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If Ms. Davies voluntarily terminates her employment for good reason (as defined in the agreement), Ms. Davies must give the Company thirty (30) days’ prior written notice and Ms. Davies will receive the benefits outlined in the second sentence of the immediately preceding paragraph, with the date of the delivery by Ms. Davies to the Company of notice of termination deemed to be the date of the notice of termination, and the date specified in such notice as Ms. Davies’s last day of employment with the Company as the termination date. Under her employment agreement, “good reason” is defined as (i) the assignment to Ms. Davies of any duties materially inconsistent with her position, authority, duties or responsibilities contemplated by her employment agreement; (ii) the Company’s failure to comply with the provisions of her employment agreement regarding compensation; or (iii) any other material breach by the Company of her employment agreement.

In addition, if Ms. Davies is terminated without cause, or if she voluntarily terminates her employment for good reason, the share awards and share options granted to Ms. Davies pursuant to the employment agreement will immediately vest as of the date of termination.

Non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

Employment Letters with Mr. Andersen, Ms. Stevens, and Mr. Zeidel

Mr. Andersen, Ms. Stevens, and Mr. Zeidel are parties to employment letters dated May 11, 2018, September 2019, and July 2019, respectively. The employment letters with Mr. Andersen, Ms. Stevens, and Mr. Zeidel contain substantially similar termination provisions. The letters each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), the executive will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), the executive is entitled to receive a cash payment equal to his or her then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, performance share units granted pursuant to the LPP performance cycles will be treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and performance share units will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the performance share units will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the performance share units will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

2022 Aon Proxy Statement        55

•

Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding performance share units convert to Class A Ordinary Shares at the end of the performance period based on the cumulative growth achieved during the NEO’s employment during the performance period as a proportion of the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding performance share units convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of performance share units described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding performance share units at current performance levels. For grants of performance share units under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding performance share units will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

2021 Director Compensation

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2021. All such directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2021, 2020, and 2019 set forth in this proxy statement.

The Compensation Committee periodically reviews the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Jin-Yong Cai	136,000	194,237	158,441	488,678

Jeffrey C. Campbell	136,000	194,237	10,000	340,237

Fulvio Conti	161,000	194,237	158,441	513,678

Cheryl A. Francis	136,000	194,237	10,000	340,237

Lester B. Knight	161,000	419,181	10,000	590,181

J. Michael Losh	166,000	194,237	10,000	370,237

Richard B. Myers	136,000	194,237	10,000	340,237

Richard C. Notebaert	161,000	194,237	10,000	365,237

Gloria Santona	161,000	194,237	—	355,237

Byron Spruell	136,000	194,237	—	330,237

Carolyn Y. Woo	136,000	194,237	10,000	340,237

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2021. Additional information regarding the share awards granted to each non-management director in 2021 is contained under the heading “Elements of Director Compensation.”

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(2)	During 2021, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Total ($)

Jin-Yong Cai	10,000	148,441	158,441

Jeffrey C. Campbell	10,000	—	10,000

Fulvio Conti	10,000	148,441	158,441

Cheryl A. Francis	10,000	—	10,000

Lester B. Knight	10,000	—	10,000

J. Michael Losh	10,000	—	10,000

Richard B. Myers	10,000	—	10,000

Richard C. Notebaert	10,000	—	10,000

Gloria Santona	—	—	—

Byron Spruell	—	—	—

Carolyn Y. Woo	10,000	—	10,000

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

The amounts shown in the “Estimated Tax Equalization” column reflect estimates of payments to be made by Aon towards Ireland income taxes imposed on compensation received in 2021 on behalf of the non-management director under our tax equalization policy. These amounts are estimates. In case of Mr. Cai and Mr. Conti, we assumed Irish tax withholding on 100% of compensation paid. In case of the other non-management directors, we assumed no Irish tax withholding as taxes may be apportioned between Ireland and a non-management director’s home country. Final amounts will not be known until the non-management director files his or her tax returns in 2022. See “Other Policies and Practices—Tax Equalization” below.

Elements of Director Compensation

Element	Description	2021 Value	2022 Changes
Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$136,000	No changes
		Additional retainer of $25,000 for the Chair of each Board committee (other than Audit Committee)*
		Additional retainer of $30,000 for Chair of Audit Committee

Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		Grant date value of $194,000 to each non-management director other than the non-executive Chair	No changes
		Grant date value of $419,000 for the non-executive Chair

*

With respect to sub-committee retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

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The Company applies individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

Other Policies and Practices

Tax Equalization

Non-management directors are eligible to receive a tax equalization payment if the Ireland income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director may be subject to double taxation since they are already paying taxes on their director income in their country of residence. To the extent non-management director compensation is withheld to satisfy Ireland withholding requirements, we provide these tax equalization payments during the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis, with payment to us in the following year, if required, in order for them to be in the same position as if they were only taxed in their country of residence. We believe these tax equalization payments are appropriate to help ensure our ability to continue to attract qualified persons who may not reside in Ireland.

Matching Charitable Contributions	During 2021, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to five tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $100,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

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CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2021, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $81,645, and the annual total compensation of Mr. Case was $19,893,638 (this amount is approximately $25,000 higher than the total compensation amount reflected in the Summary Compensation Table appearing of this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, because we included these same types of benefits when calculating the median employee’s compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2021 was 244 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2021 was 49,126. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 48,497.

Excluded Jurisdiction	Number of Employees
Angola	23
Aruba	2
Barbados	11
Curaçao	10
Cyprus	4
Estonia	9
Fiji	35
Gibraltar	13
Iraq	2
Israel	108
Kazakhstan	18
Latvia	40
Malta	13
Mauritius	36
Morocco	50
Oman	36
Papua New Guinea	53
Qatar	20
Romania	58
Ukraine	51
Venezuela	37

TOTAL	629
Percentage of Total Population Excluded	1.28%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2021. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items

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in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2021 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 24%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

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Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2021, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2021, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, and has received written disclosures and the letter from Ernst & Young US required by the Public Company Accounting Oversight Board regarding Ernst & Young US’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2021, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2022 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

J. Michael Losh, Chair	Gloria Santona
Jeffrey C. Campbell	Byron O. Spruell
Fulvio Conti	Carolyn Y. Woo
Richard B. Myers

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Auditor Fees

Type of Fees	2021 ($ in millions)	2020 ($ in millions)
Audit	15.9	17.4
Audit-Related	1.4	3.2
Tax	.4	.3
All Other Fees	.5	—
Total Fees	18.2	20.9

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2022, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2022. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

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Proposal 4 and 5

Proposals 4 and 5 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 4–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2022 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal  5–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

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Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,865,836	(1)(2)	299.17	(3)	6,389,171	(4)
Equity compensation plans not approved by security holders(5)	346,435		—	(6)	—	(7)

Total	7,212,271		299.17		6,389,171

(1)	This amount includes the following:

–	3,065,466 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

–	871,125 shares that may be issued in connection with outstanding options under the Shareholder-Approved Plan.

–	9,992 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	55,469 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	93,026 shares that may be issued in connection with the US employee share purchase plan;

–	184,102 shares that may be issued in connection with the UK ShareSave share plan;

–	31,707 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

2,554,949 shares that may be issued in connection with the settlement of performance share units under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan. As of December 31, 2021, based on a share price of $300.56, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 31,707.

(3)	Indicates weighted average exercise price of 871,125 outstanding options under the Shareholder-Approved Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Shareholder-Approved Plan is 39,000,000. As of December 31, 2021, 3,777,052 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 2,612,119 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 93,026 shares subject to purchase as of December 31, 2021. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the Board of Directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

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Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($19,500 for 2021) and be active on the last day of the year to receive the allocation. As of December 31, 2021, the number of shares that could be issued under the plan was 235,433.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2021, the number of shares that could be issued under the plan was 111,002.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

Shareholder Proposals for 2023 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2023 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon Metropolitan Building, James Joyce Street, Dublin 1, Ireland, or via electronic mail to the following address: corporate.governance@aon.com, on or before December 30, 2022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2023 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Metropolitan Building, James Joyce Street, Dublin 1, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 17, 2023 and no later than March 19, 2023.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by

66        2022 Aon Proxy Statement

the forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving its stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2021 and our other reports filed with the SEC, which shareholders and other interested parties are directed and referred.

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Questions and Answers About the Meeting and Voting

Why did I receive these proxy materials?

We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 29, 2022 to shareholders who held shares as of April 14, 2022, which we refer to as the “record date.”

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share as of the April 14, 2022 record date are entitled to vote at the Annual Meeting. As of that date, being the last practicable date prior to the publication of this proxy statement, there were 212,673,907 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as at April 14, 2022 are 212,673,907 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions on the voting instruction form.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone at 1-800-652-VOTE (8683) within the U.S., US territories and Canada;

•	online by visiting www.envisionreports.com/AON or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;

•

if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 505005, Louisville, KY 40233-5005 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 5:00 PM (Irish Standard Time) on June 16, 2022 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)).

You may also vote in person at the Annual Meeting if you attend in person. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.meetnow.global/MCW6V7D, as further described on pages 70-71 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. However, we continue to monitor the COVID-19 pandemic; we are sensitive to the public health and travel concerns our shareholders may have and the protocols that various jurisdictions may impose. In the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication. We would publicly announce any such changes and how to participate in the meeting by press release and a filing with the SEC as soon as practicable prior to the meeting. Any such determinations and changes

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will be made and communicated in accordance with SEC rules and requirements. Please monitor our annual meeting website at www.envisionreports.com/AON for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the meeting date.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or voting instructions. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 3, 4, and 5 (the ratification of the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2022, appointment of Ernst & Young Ireland as Aon’s statutory auditor under Irish law, and authorizing the Board to determine Ernst & Young Ireland’s remuneration) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with

2022 Aon Proxy Statement        69

Proposals 3, 4, and 5. Proposals 1 and 2 (the election of directors by way of separate ordinary resolutions and the advisory vote on executive compensation) are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1 and 2.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

•	sending written notice to the Company Secretary at the registered office by the proxy deadline; or

•	voting at the Annual Meeting if you attend in person.

If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 14, 2022, which is the record date for voting, may attend the Annual Meeting in person or virtually. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.meetnow.global/MCW6V7D, as further described below. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. However, we continue to monitor the COVID-19 pandemic; we are sensitive to the public health and travel concerns our shareholders may have and the protocols that various jurisdictions may impose. In the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication. We would publicly announce any such changes and how to participate in the meeting by press release and a filing with the SEC as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with SEC rules and requirements. Please monitor our annual meeting website at www.envisionreports.com/AON for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the meeting date. If you are a shareholder of record and you would like to attend the Annual Meeting, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: www.meetnow.global/MCW6V7D at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 9:00 a.m. local Dublin time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on pages 68-69 of the Proxy Statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the

70        2022 Aon Proxy Statement

meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, June 14, 2022. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. In addition, we have hired Georgeson LLC to assist in the solicitation and distribution of proxies for a fee (estimated at $25,000, plus expenses). Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

2022 Aon Proxy Statement        71

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2022	Majority of votes cast	Yes	n/a	No effect
4 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
5 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect

72        2022 Aon Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Organic Revenue Growth (Unaudited)

	Twelve Months Ended December 31,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$6,635	$5,861	13%	2%	—%	—%	11%
Reinsurance Solutions	1,997	1,814	10	2	—	—	8
Health Solutions	2,154	2,067	4	2	—	(8)	10
Wealth Solutions	1,426	1,341	6	3	—	1	2
Elimination	(19)	(17)	N/A	N/A	N/A	N/A	N/A
Total revenue	$12,193	$11,066	10%	2%	—%	(1)%	9%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)

Fiduciary investment income for the three months ended December 31, 2021 and 2020 was $2 million and $4 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2021 and 2020 was $8 million and $27 million, respectively.

(3)

Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.

Free Cash Flow (Unaudited)

	Twelve Months Ended December 31,
(millions)	2021	2020	% Change
Cash Provided By Operating Activities	$2,182	$2,783	(22)%
Capital Expenditures	(137)	(141)	(3)
Free Cash Flow (1)	$2,045	$2,642	(23)%

(1)

Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures—Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Twelve Months Ended December 31,
(millions, except percentages)	2021	2020	% Change
Revenue	$12,193	$11,066	10%

Operating income—as reported	$2,090	$2,781	(25)%
Amortization and impairment of intangible assets	147	246	(40)%
Transaction costs and other charges related to the combination and resulting termination (2)	1,436	123	1,067%
Operating income—as adjusted	$3,673	$3,150	17%
Operating margin—as reported	17.1%	25.1%
Operating margin—as adjusted	30.1%	28.5%

2022 Aon Proxy Statement        A-1

	Twelve Months Ended December 31,
(millions, except per share data)	2021	2020	% Change
Operating income—as adjusted	$3,673	$3,150	17%
Interest income	11	6	83%
Interest expense	(322)	(334)	(4)%
Other income (expense):
Other income—pensions	21	13	62%
Other income (expense)—other—as adjusted (3)	7	—	—%
Total Other income (expense)—as adjusted	28	13	115%
Income before income taxes—as adjusted	3,390	2,835	20%
Income tax expense (4)	623	499	25%
Net income—as adjusted	2,767	2,336	18%
Less: Net income attributable to noncontrolling interests	53	49	8%
Net income attributable to Aon shareholders—as adjusted	2,714	2,287	19%
Diluted net income (loss) per share attributable to Aon shareholders—as adjusted	$12.00	$9.81	22%
Net income attributable to Aon shareholders—as reported	$1,255	$1,969	(36)%
Diluted net income (loss) per share attributable to Aon shareholders—as reported	$5.55	$8.45	(34)%
Weighted average ordinary shares outstanding—diluted	226.1	233.1	(3)%
Effective Tax Rates (4)
U.S. GAAP	32.3%	18.2%
Non-GAAP	18.4%	17.6%

(1)	Certain noteworthy items impacting operating income in 2021 and 2020 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)

As part of the terminated combination with Willis Towers Watson, certain transaction costs were incurred by the Company in 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes a $1 billion termination fee paid in connection with the termination of the combination.

(3)

A gain of $124 million was recorded for the year ended December 31, 2021 related to the disposal of the Aon Retiree Health ExchangeTM business which was originally agreed upon in connection with the terminated combination with Willis Towers Watson. As a result of the termination of the combination, an amended agreement was executed to complete the transaction in the fourth quarter of 2021.

(4)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with accelerated tradename amortization, impairment charges, certain gains from dispositions, and certain transaction costs and other charges related to the combination and resulting termination, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the year ended December 30, 2021 excludes the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

A-2        2022 Aon Proxy Statement

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better—to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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AON C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 5:00 P.M., Irish Standard Time on June 16, 2022. Online Go to www.envisionreports.com/AON or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON Annual General Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Management Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 5. 1. Election of Directors: 01 - Lester B. Knight 04 - Jeffrey C. Campbell 07 - J. Michael Losh 10 - Byron O. Spruell For Against Abstain 02 - Gregory C. Case 05 - Fulvio Conti 08 - Richard C. Notebaert 11 - Carolyn Y. Woo For Against Abstain 03 - Jin-Yong Cai 06 - Cheryl A. Francis 09 - Gloria Santona For Against Abstain For Against Abstain 2. Advisory vote to approve the compensation of the Company’s named executive officers. 4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. 3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. 5. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law. For Against Abstain B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C 1234567890 1UPX 535783 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03MPOD

2022 Annual Meeting Admission Ticket 2022 Annual General Meeting of Aon plc Shareholders June 17, 2022, 9:00 a.m. Irish Standard Time Ten Earlsfort Terrace Dublin 2 Ireland To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk. The 2022 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at www.meetnow.global/MCW6V7D. To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. NOTE: We intend to hold the Annual Meeting in person. However, we continue to monitor the COVID-19 pandemic; we are sensitive to the public health and travel concerns our shareholders may have and the protocols that various jurisdictions may impose. In the event we determine it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication. We would publicly announce any such changes and how to participate in the meeting by press release and a filing with the Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with SEC rules and requirements. Please monitor our annual meeting website at www.envisionreports.com/AON for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the meeting date. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. AON plc Notice of 2022 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 17, 2022 The Chair, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 17, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 P.M., Eastern Time on June 14, 2022. In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding. (Items to be voted appear on reverse side) C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.